UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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April 11, 2017

To our Shareholders:

We invite you to attend our Annual Meeting of Shareholders of Flagstar Bancorp, Inc. to be held at our national headquarters, 5151 Corporate Drive, Troy, Michigan, 48098, on May 23, 2017 at 8:30 a.m., Eastern Time. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2016, will be present to respond to questions you may have.

We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and 2016 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our Proxy Statement, Annual Report on Form 10-K, and a form of proxy card.

The Board of Directors fixed the close of business on March 27, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting and at any postponements or adjournments of the meeting. The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our common stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your vote as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the enclosed proxy card. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

Thank you for your continuing support.

Sincerely,

/s/ Alessandro P. DiNello
Alessandro P. DiNello
President and Chief Executive Officer

2

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
(248) 312-2000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of Flagstar Bancorp, Inc. (the "Company") will be held on May 23, 2017 at 8:30 a.m., Eastern Time, at the national headquarters of the Company, 5151 Corporate Drive, Troy, Michigan, 48098, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	to elect nine directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017;

3.	to adopt an advisory (non-binding) resolution to approve named executive officer compensation;

4.	to approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock; and

5.	to approve the Flagstar Bancorp, Inc. Employee Stock Purchase Plan.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

As of the date of initial mailing of this Proxy Statement, the Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors recommends that shareholders vote "FOR" each of the director nominees (Proposal 1), and "FOR" Proposals 2, 3, 4 and 5.

Proxies solicited hereby authorize the named proxies to take action on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Shareholders of record of our common stock at the close of business on March 27, 2017 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote will be available for inspection at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christine M. Reid
Christine M. Reid
Secretary

Troy, Michigan
April 11, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2017

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials has been mailed to our shareholders. Shareholders have the ability to access the proxy materials at flagstar.com/proxy or request that a printed set of the proxy materials be sent to them by following the instructions set forth on the Notice of Internet Availability of Proxy Materials. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials. This means that only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple shareholders in the same house. We will promptly deliver a separate Notice of Internet Availability of Proxy Materials and, if applicable, a separate copy of our proxy materials, to each shareholder that makes a request using the procedure set forth on the Notice of Internet Availability of Proxy Materials.

The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting, as well as the 2016 Annual Report on Form 10-K, are available at flagstar.com/proxy. These materials are first being made available to shareholders beginning on or about April 11, 2017.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR TO VOTE VIA THE INTERNET OR BY TELEPHONE. IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN ADVANCE OF THE MEETING, IN PERSON OR BY PROXY. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING IN PERSON, YOU MUST OBTAIN FROM THE RECORD HOLDER OF YOUR SHARES AND BRING WITH YOU A PROXY FROM THE RECORD HOLDER ISSUED IN YOUR NAME.

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
(248) 312-2000

ANNUAL MEETING OF SHAREHOLDERS

To be held on May 23, 2017

This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Flagstar Bancorp, Inc. ("Flagstar" or the "Company"). It contains information regarding the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of the Company, which will be held on May 23, 2017 at 8:30 a.m., Eastern Time, at the national headquarters of the Company and Flagstar Bank, FSB (the "Bank"), 5151 Corporate Drive, Troy, Michigan, 48098. This Proxy Statement will be available on the Internet, and is first being made available to shareholders, on or about April 11, 2017. As used in this Proxy Statement, the terms "we," "us," and "our" refer to the Company.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 23, 2017. If you are a shareholder of record of our common stock on the Record Date (defined below), you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of PricewaterhouseCoopers LLP ("PwC"), our independent registered public accounting firm for 2016, will be present to respond to questions you may have.

What information is contained in this Proxy Statement?

This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and named executive officers, and certain other information required to be disclosed in this Proxy Statement.

Who is soliciting my vote pursuant to this Proxy Statement?

The Board is soliciting your vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of our common stock at the close of business on March 27, 2017 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.

As of the Record Date, we had 57,043,565 outstanding shares of common stock. Each outstanding share of common stock entitles its holder, determined as of the Record Date, to one vote on each matter to be voted upon at the Annual Meeting.

What matters will be submitted to shareholders at the Annual Meeting?

At the Annual Meeting you will be asked to vote on each of the following matters:

1.
to elect nine directors to the Board. Our nominees are Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, Bruce E. Nyberg, James A. Ovenden, Peter Schoels, David L. Treadwell and Jennifer R. Whip;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	to adopt an advisory (non-binding) resolution to approve named executive officer compensation;

4.	to approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock; and

5.	to approve the Flagstar Bancorp, Inc. Employee Stock Purchase Plan.

You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournment thereof. As of the date of this Proxy Statement, we know of no additional matters that will be presented for consideration at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that shareholders vote:

1.	"FOR" the election of nine director nominees named in this Proxy Statement;

2.	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017;

3.	"FOR" the adoption of the advisory (non-binding) resolution to approve named executive officer compensation;

4.	"FOR" the approval of an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock; and

5.	"FOR" the approval of the Flagstar Bancorp, Inc. Employee Stock Purchase Plan.

How many shares must be present to hold the Annual Meeting and what are the required votes to approve the proposals at the Annual Meeting?

Quorum Requirement: Michigan law and our bylaws (the "Bylaws") require that a quorum be present to allow any shareholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 28,521,783 shares of common stock will be required to establish a quorum.

Required Votes: Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.

1.
Election of Directors. Each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast with respect to the director nominee at the Annual Meeting. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted "for" a director nominee must exceed the number of shares voted "against" that director nominee. Abstentions and broker non-votes will have no effect on the election of directors because they will not be counted as votes cast. Cumulative voting is not permitted.

2.
Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have no effect on this proposal because they will not be counted as votes cast.

3.
Advisory (Non-Binding) Resolution to Approve Named Executive Officer Compensation. Adoption of an advisory resolution approving the compensation of the named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast. While this vote is advisory, and therefore not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

4.
Approval to Amend the Second Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock. Approval to amend the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock requires the affirmative vote of the outstanding shares entitled to vote on the proposed amendment. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

5.
Flagstar Bancorp, Inc. Employee Stock Purchase Plan. Approval of the Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal because they will not be counted as votes cast.

What is an abstention, and how will it affect the vote on a proposal?

An "abstention" occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present, in person or by proxy, and entitled to vote at the meeting), but such person does not vote on the particular proposal. Abstentions will not be counted as votes cast but will be considered present for the purpose of determining the presence of a quorum. The effect of an abstention on the results of the vote with respect to any of the proposals to be voted on by shareholders at the Annual Meeting is described above.

What are broker non-votes, and how will they affect the vote on a proposal?

A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange ("NYSE"), brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to "non-routine" matters. Proposals 1 (election of directors), 3 (advisory vote to approve named executive officer compensation), and 5 (employee stock purchase plan) are considered non-routine matters, and Proposals 2 (ratification of independent registered public accounting firm) and 4 (amend Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock) are considered routine matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1, 3, and 5. Broker non-votes will not be counted as votes cast, but will be considered present for the purpose of determining the presence of a quorum. The effect of broker non-votes on the results of the vote with respect to the proposals to be voted on by shareholders at the Annual Meeting is described above.

How may I cast my vote?

If you are the shareholder of record: You may vote in person at the Annual Meeting or, in advance of the Annual Meeting, by one of the following methods:

1.
By Telephone - You can vote by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote by telephone;

2.
By Internet - You can vote via the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials or your proxy card. You will need to use the control number appearing on your notice or proxy card to vote via the Internet; or

3.	By Mail - You can vote by completing, dating, signing and returning your proxy card.

If you submit a signed proxy card, the proxies identified on the proxy card will vote the shares in accordance with your instructions. If you submit a signed proxy card without giving specific voting instructions, the proxies will vote the shares "FOR" the election of the director nominees named in this Proxy Statement, "FOR" Proposals 2, 3, 4, and 5, and in their discretion on any other matters that may come before the Annual Meeting.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 22, 2017. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your vote or proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

If you own your shares in "street name," that is, through a brokerage account or in another nominee form: You are a beneficial owner but not a shareholder of record, and therefore must provide instructions to the bank, broker or nominee (collectively, "broker") as to how your shares held by them should be voted. Your broker will vote such shares in accordance with your instructions. Your ability to vote in person, by mail, by the Internet or by telephone depends on the voting procedures of your broker. Please follow the directions that your broker provides. We urge you to promptly provide your broker with appropriate voting instructions so that your shares may be voted at the Annual Meeting.

How may I revoke or change my vote?

If you are the shareholder of record of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

1.	attending the Annual Meeting and voting your shares in person;

2.	re-voting your shares on the Internet or by telephone prior to May 23, 2017;

3.	submitting, prior to May 23, 2017, a new executed proxy card bearing a date that is later than the date on your most recently submitted proxy card; or

4.	delivering, prior to May 23, 2017, written notice to our Secretary stating that you are revoking your proxy.

If your shares are held in street name and you have instructed a broker, to vote your shares of common stock, you may revoke those instructions by following the directions received from your broker to change those voting instructions.

Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Who is paying for the costs of this proxy solicitation?

We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually will reimburse brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.

Who will count the votes?

Our inspectors of election for the Annual Meeting, Jennifer McCurry and Jan M. Klym, will receive and tabulate the votes.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What happens if a nominee for director is unable to serve, new business is introduced or procedural matters are voted upon?

Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and any other matter that may properly come before the Annual Meeting. For more information on submitting matters to us, see Shareholder Proposals for the 2018 Annual Meeting herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters in accordance with their discretion. As of the date of this Proxy Statement, we do not know of any other matters that are to come before the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Where do I find the voting results of the meeting?

We will announce the preliminary voting results at the meeting and publish the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What is "householding" and how does it work?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials and, if requested, one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and, if requested, proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered shareholders may notify us by contacting Broadridge Financial Solutions at the above telephone number or address, or by sending a written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.
What do I need for admission to the Annual Meeting?
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial shareholders as of the Record Date, individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of nine directors. Pursuant to our Second Amended and Restated Articles of Incorporation (the "Articles"), the term of a director elected to the Board is one year. At the Annual Meeting, the terms of all of the current directors will expire. The Board has nominated the nine existing directors to serve for a new one-year term ending at the 2018 annual meeting of shareholders or until their respective successors, if any, are duly elected and qualified.

If a nominee is unable to serve, the shares represented by all properly executed proxies that have not been revoked will be voted for the election of a substitute for that nominee as the Board may recommend. Alternatively, the Board may continue operating with an additional vacancy or the Board may reduce its size to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee would be unable to serve.

The Board is a diverse group of sophisticated leaders and professionals who meet the standards and qualifications for our directors as described in more detail below. Many of the director nominees have prior experience in senior leadership roles at large companies where they gained significant and diverse management and other experiences including risk assessment, corporate strategy, public company financial reporting and leadership development. Several of the director nominees have experience serving as executive directors of medium to large domestic companies and have an understanding of financial trends and the corporate governance practices and needs of companies of various sizes. The biographies that follow describe the skills, attributes and experiences of each of the nominees that led the Nominating/Corporate Governance Committee and the Board to nominate such individual nominees for election to the Board as directors. The Board has determined that the director nominees Jay J. Hansen, John D. Lewis, James A. Ovenden, David L. Treadwell and Jennifer R. Whip are independent directors, as further described below in Independence.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED BELOW.

The following table sets forth each nominee's name and age as of the Record Date and the year he or she first became a director. Each of the nominees listed below has consented to serve if elected.

Director Nominees

Name	Age as of the Record Date	Year First Elected Director
Alessandro P. DiNello	62	2013
Jay J. Hansen	53	2005
John D. Lewis	68	2013
David J. Matlin	55	2009	(1)
Bruce E. Nyberg	71	2015
James A. Ovenden	54	2010
Peter Schoels	43	2013	(1)
David L. Treadwell	62	2009
Jennifer R. Whip	56	2017

(1)
Messrs. Matlin and Schoels were designated as nominees by MP Thrift Investments L.P. and its affiliates ("MP Thrift") pursuant to Section 4.1(c) of the Investment Agreement between us and MP Thrift Investments L.P. dated as of December 17, 2008 (the "Investment Agreement"). Pursuant to the terms of the Investment Agreement, MP Thrift is entitled to designate as nominees such number of directors to serve on the Board in proportion to the total voting power of voting stock beneficially owned by MP Thrift until such time as they no longer own at least 10 percent of the total voting power in us. MP Thrift beneficially owned 62.4 percent of our common stock as of the Record Date.

The following sets forth the business experience of each director nominee:

Alessandro P. DiNello joined the Board as a director effective June 12, 2013. Mr. DiNello serves as President and Chief Executive Officer of the Company and Bank and his summary biography is included with the other executive officers below under Executive Officers. Mr. DiNello's over 35 years of experience with the Company and the Bank in a variety of operational and management roles and as an executive in the Michigan banking industry provides valuable leadership experience and industry knowledge to the Board. Moreover, Mr. DiNello's day-to-day leadership and intimate knowledge of our business and operations provide the Board with Company and Bank-specific experience and expertise. Mr. DiNello is also a member of the board of directors of the Business Leaders of Michigan and the National Board of Trustees of the Crohn’s and Colitis Foundation. He currently serves on the advisory board of Fannie Mae, and he served on the advisory board of Freddie Mac through February 2016.
Jay J. Hansen has served as a member of the Board since 2005. Mr. Hansen is co-founder, President, and Managing Partner of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire majority interests in small and middle market manufacturing, niche distribution, and select service and technology businesses. Prior to forming O2 Investment Partners in 2010, Mr. Hansen provided consulting services to financial and manufacturing concerns. From 2002 through December 2006, Mr. Hansen served in various capacities for Noble International, Ltd., a publicly traded supplier of automotive parts, component assemblies and value-added services to the automotive industry, including service as Chief Operating Officer from February 2006 to December 2006; Vice President and Chief Financial Officer from May 2003 to February 2006; and Vice President of Corporate Development from 2002 to 2003. From 1994 to 2002, Mr. Hansen served as Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments. Prior to his time with Oxford Investment Group, Mr. Hansen had ten years of experience in commercial banking, in various lending and special asset capacities. Mr. Hansen's experience as principal financial officer of a public company provides the Board and the Audit Committee with valuable expertise as a financial expert. In addition, Mr. Hansen's experience as a business operator and, more recently, a principal in a Michigan-based private equity investment group provides us with valuable insight into the Michigan market. Mr. Hansen also serves on the board of directors and the audit and compensation committees of Power Solutions International, Inc., a publicly-traded leader in the design, engineering and manufacturing of emissions-certified alternative fuel and conventional power systems.

John D. Lewis joined the Board as non-executive Chairman effective February 12, 2013. Mr. Lewis was previously vice chairman of Comerica Incorporated, the parent company of Comerica Bank ("Comerica"). During his 36-year tenure with Comerica, Mr. Lewis managed Small Business and Retail Banking divisions in California, Florida, Michigan and Texas, and oversaw the nationwide mortgage and consumer lending operations for all of Comerica's subsidiaries through a distribution system of more than 300 banking offices. Mr. Lewis' responsibilities included building and expanding Comerica's presence in California, Florida, Michigan and Texas. Mr. Lewis also had extensive experience managing various staff divisions with Comerica, including Human Resources, Marketing and Product Management, Corporate Communications, Compliance, Government Relations, Public Affairs and Quality Process. Mr. Lewis served as a director of Comerica, and as a member of Comerica's Management Policy Committee and Management Council. Following his retirement from Comerica in 2006, Mr. Lewis joined Donnelly Penman & Partners, a Grosse Pointe, Michigan, investment banking firm that provides services to the community banking and manufacturing sectors. He served as a Managing Director of the firm until early 2015. Currently, he heads the investment committee and serves as an advisory board member of the Donnelly Penman Fund, LLC, which invests in small community start-up banks throughout the United States. Mr. Lewis also currently serves as Chairman for University of Detroit Mercy and Beaumont Health, and as Vice-Chairman for the Detroit Institute of Arts. He was also a Founding Director of Auto Club Trust, FSB, a bank affiliate of the AAA Automotive Club. Mr. Lewis' extensive operational and management experience in the financial services industry provides the Board with expertise on matters related to financial institution management, staffing and interaction with the Company's regulators.

David J. Matlin has served as a member of the Board since 2009. Mr. Matlin is the Chief Executive Officer of MP Global Advisers, which he co-founded in July 2002. Prior to forming MP Global Advisers, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group upon its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P. Mr. Matlin's background in distressed companies and his experience serving on several public company boards brings extensive leadership, risk assessment skills and public company expertise to the Board. Also, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder. Mr. Matlin also serves on the board of directors of CalAtlantic Group, Inc., a publicly traded home builder. Mr. Matlin was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

Bruce E. Nyberg was appointed to the Board on March 24, 2015. He previously worked for the Bank, beginning in March 2014, overseeing the day-to-day operations of community banking. He also spearheaded the Bank's efforts to build a framework for a corporate quality initiative. Mr. Nyberg has extensive management experience in the financial services industry. From 2001 to 2007, Mr. Nyberg was Regional President-East Michigan for Huntington Bancshares Incorporated. Prior to that time, he served in several management roles for NBD Bancorp, whose operations were subsequently integrated into those of J.P. Morgan Chase. Mr. Nyberg serves on the boards of several community and academic organizations, including Bowling Green State University Board of Trustees, Forgotten Harvest, Community Foundation for Southeast Michigan and the Michigan Roundtable for Diversity and Inclusion. Mr. Nyberg's broad experience in banking, including commercial lending, marketing, retail banking, capital markets, business development, information technology and customer service, provides valuable operational insight for the Board.

James A. Ovenden has served as a member of the Board since 2010. From May 2011 to January 2016, Mr. Ovenden served as Chief Financial Officer of Advance America, Cash Advance Centers, Inc., a leading provider of non-bank cash advance services throughout the U.S. Since 2002, Mr. Ovenden has also been the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring and business advisory services. Mr. Ovenden served as the Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment, from 2009 to 2010, and a founding principal of OTO Development, Inc., a hospitality development company, where he served in an executive capacity from 2004 to 2007. Prior to that, he served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. Mr. Ovenden's experience and expertise in other public companies' financial and audit programs and policies provide the Board with invaluable expertise in these areas. Mr. Ovenden formerly served on the board of directors of Polymer Group, Inc., a leading global engineered materials company, and of Insight Health Services Holdings Corp., a provider of diagnostic imaging services.

Peter Schoels joined the Board as a director effective February 14, 2013. Mr. Schoels has served as Managing Partner of MP Global Advisers since 2009 and has been a partner with MP Global Advisers since its inception in July 2002. In his capacity as Managing Partner, Mr. Schoels has been involved in the supervision of all investments made by certain private investment partnerships managed by MP Global Advisers, including MP Thrift's investment in Flagstar. Mr. Schoels' background in supervising investments in distressed companies, and serving as a director of a publicly-traded company provides the Board with the perspective of a major shareholder and seasoned investor that has intimate knowledge of our business and operations and with additional leadership and risk assessment skills. Since October 2009, Mr. Schoels has been a director of CalAtlantic Group, Inc., a publicly traded home builder. Mr. Schoels was designated as a nominee by MP Thrift pursuant to Section 4.1(c) of the Investment Agreement.

David L. Treadwell has served as a member of the Board since 2009. Until its sale in August 2011, Mr. Treadwell was the President and Chief Executive Officer of EP Management Corporation (formerly known as EaglePicher Corporation), a diversified industrial products company, where he had served in the role since August 2006. Prior to that, he served as its Chief Operating Officer from November 2005 until August 2006, and as a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer responsible for the restructuring of Oxford Automotive, a $1 billion automotive supplier. From 2002 until August 2004, Mr. Treadwell provided business consulting services following 19 years with Prechter Holdings, where he served as CEO from 1993 to 2002. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides valuable insight and guidance on issues of corporate strategy and risk management, particularly as to his expertise and understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds. Mr. Treadwell also serves on the board of directors of Fairpoint Communications, a communications provider, and Visteon Corporation, a global automotive supplier, and he chairs four private companies.

Jennifer R. Whip was appointed to the Board on January 18, 2017. Ms. Whip is a Principal with Cambridge One, LLC, which helps banks and mortgage lenders increase revenues, control costs, and better manage risks. She provided similar services while affiliated with Garrett McAuley & Co., from April 2016 to February 2017. From April 1990 to April 2016, she served in various leadership roles at Fannie Mae. Most recently, she was the lead executive responsible for driving the diversification and growth of its single-family business and expanding its offering of new products and tools to help its clients be successful. Ms. Whip was a founding member of the Fannie Mae Diversity Advisory Council and has served in advisory and volunteer roles to promote diversity and inclusion. As a respected expert in home lending, Ms. Whip’s broad experience in housing finance, strategic initiatives and risk management brings varied perspective and complements the board’s oversight over these principal areas of our business.

Controlled Company Status

On January 30, 2009, we became a controlled company, as defined in the NYSE Listed Company Manual ("NYSE Manual"), because more than 50 percent of the voting power in our company is held by an individual, group or other company. As such, pursuant to Section 303A.00 of the NYSE Manual, we are exempt from compliance with certain NYSE corporate governance standards, including: (i) the requirement that a majority of the Board consist of independent directors; (ii) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors; and (iii) the requirement that we have a compensation committee that is composed entirely of independent directors.

Independence

Section 303A.00 of the NYSE Manual exempts a controlled company, such as us, from the requirements that a majority of its board of directors be comprised of "independent" directors. See Controlled Company Status.

The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions, if any, during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under Certain Transactions and Business Relationships. The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.

Based on its review, the Board has affirmatively determined that directors Jay J. Hansen, John D. Lewis, James A. Ovenden, David L. Treadwell and Jennifer R. Whip are independent in accordance with applicable SEC rules and the NYSE Manual. In determining that Messrs. Hansen, Lewis, Ovenden and Treadwell and Ms. Whip are independent under the applicable independence standards, the Board considered all ordinary course loan and other business transactions between the directors and the Company. As a result, a majority of the Board is independent as of the Record Date and we are not relying on the exemption available to controlled companies under the NYSE Manual that provides relief from the requirement to maintain a board of directors consisting of a majority of independent directors.

In addition, the Audit Committee of our Board is comprised of the following four members: Jay J. Hansen, James A. Ovenden, David L. Treadwell and Jennifer R. Whip, each of whom is independent as that term is defined by Section 303A.02 of the NYSE Manual and the charter of the Audit Committee, which complies with both the NYSE independence standards for audit committees and the requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of Messrs. Hansen, Ovenden or Treadwell or Ms. Whip has had a relationship or has been involved in any transaction or arrangement with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.

A majority of the members of our Compensation Committee and the Nominating/Corporate Governance Committee are not independent, as is permitted for controlled companies under the NYSE Manual. See Controlled Company Status.

Board and Committees

During the year ended December 31, 2016, the Board met nine times. All directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board during 2016; and (ii) the total number of meetings held by all committees of the Board on which that director served. During 2016, the Board had five standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, the Compliance Committee and the Risk Committee. In December 2016, the Consent Order between the Bank and the Office of the Comptroller of the Currency, dated October 23, 2012, which mandated formation of the Compliance Committee, was terminated. In January 2017, the Board abolished the Compliance Committee and incorporated the oversight of regulatory-related responsibilities and obligations into the Risk Committee charter. The charters for the four standing committees can be found on the Company's website at www.flagstar.com. These committees, including the defunct Compliance Committee, are described below in more detail.

While we do not have a policy regarding director attendance at the Annual Meeting of Shareholders, we encourage directors to attend every annual meeting. All but one of the directors attended the 2016 annual meeting.

The table below shows current membership for each of the Board standing committees.

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Risk Committee
John D. Lewis - Chairman of the Board of Directors		X	X
Alessandro P. DiNello
Jay J. Hansen	X*
David J. Matlin		X*	X*
Bruce E. Nyberg				X
James A. Ovenden	X
Peter Schoels		X	X	X
David L. Treadwell	X			X*
Jennifer R. Whip	X			X
*Committee Chair

Audit Committee

The Audit Committee met 15 times during 2016. The Board has determined that Messrs. Hansen and Ovenden each qualify as an "Audit Committee Financial Expert," as defined by the rules and regulations of the SEC. Further, the Board certified that Mr. Treadwell is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE. Ms. Whip was named by the Board as a member of the Audit Committee on January 18, 2017. The Board has certified that Ms. Whip is also financially literate in accordance with NYSE rules.

The Audit Committee is charged with assisting the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal controls, the audit process, and the Company's process for monitoring compliance with laws and regulations, and the Company’s Code of Ethics and Conduct, policies, procedures and guidelines thereunder. The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank in conjunction with the Bank's audit committee. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management's responses to independent registered public accounting firms' recommendations, and reviews management's reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging our independent registered public accounting firm and for the compensation and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The Audit Committee is empowered to pre-approve all auditing and permitted non-audit services provided by the independent registered public accounting firm and any other registered public accounting firm engaged to assist and/or supplement the internal auditors. The Audit Committee is also empowered to retain independent counsel, accountants or others to advise the Audit Committee or assist in the conduct of an investigation.

Compensation Committee

The Compensation Committee met five times during 2016.

Section 303A.00 of the NYSE Manual exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations with respect to his own compensation, and (3) compensation for all other executive officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of our Chief Executive Officer, determined or approved by a compensation committee consisting of independent directors or by a majority of the independent directors on our Board.

Despite our reliance on the controlled company exemption that permits us not to have a compensation committee that is composed entirely of independent directors, we observe many of the other corporate governance requirements with respect to compensation committees set forth in the NYSE Manual. Our Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates performance in light of such criteria and objectives, and has historically determined compensation of the Chief Executive Officer based on such respective evaluations and made compensation recommendations to the Board related to other executive officers. Beginning in late 2014, pursuant to the modified Compensation Committee charter, the Compensation Committee approves the compensation of the Chief Executive Officer and all the other executives considered to be Senior Executive Officers as defined by the applicable banking regulations that govern us. Equity awards are recommended to the full Board for approval.

The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy the criteria for membership on the Compensation Committee, including independence but has never done so. The Compensation Committee frequently requests that management assist in evaluating employee performance, recommend factors and targets for incentive compensation, recommend compensation levels and forms of awards, and provide information with respect to, among other things, strategic objectives and the current market environment.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met twice during 2016.

Despite our reliance on the controlled company exemption that permits us not to have a nominating and corporate governance committee that is composed entirely of independent directors, we observe several of the other corporate governance requirements with respect to nominating and corporate governance committees set forth in the NYSE Manual. Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by our shareholders, reviewing and assessing the adequacy of our policies and practices on corporate governance, including the Corporate Governance Guidelines, which may be found on our website under the investor relations section at www.flagstar.com, and overseeing the evaluation of the Board and its members.

The Nominating/Corporate Governance Committee considers prospective nominees for the Board based on the need to fill vacancies or the Board's determination to expand the size of the Board. This initial determination is based on information provided to the committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity, and outside commitments.

The general criteria for nomination to the Board include:

•	Possessing personal and professional ethics, integrity and values, and commitment to representing the best interests of our shareholders and other constituencies;

•	Reputations, both personal and professional, consistent with our image and reputation;

•	Relevant experience and expertise and ability to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise;

•	Current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director;

•	The ability to exercise sound business judgment;

•	Diversity of background, skill, education and experience, as against the existing members of, or nominees to, the Board; and

•	Diversity in the form of personal attributes, such as age, gender, race, ethnicity and family status.

The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the Board and the needs of our business. In addition, the Board believes that diverse views are further enhanced by, when possible, including qualified members with varied personal attributes, such as age, gender, race, ethnicity and family status. In 2015, the Nominating/Corporate Governance Committee Charter and Corporate Governance Guidelines were updated to formalize consideration of these important factors.

Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills, experience and diversity of its members, with the intention that the Board will be periodically "renewed" as certain directors rotate off and new directors are recruited. The Board's commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. Our current Board reflects this commitment, as it consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.

In considering the current director nominees, the Nominating/Corporate Governance Committee did not use third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the Annual Meeting, but the Board is responsible for making interim appointments of directors in accordance with our Articles and Bylaws. The Nominating/Corporate Governance Committee and Board also consider director nominees proposed by shareholders of the Company. See Corporate Governance - Shareholder Nominations.

Risk Committee

The Risk Committee was formed in early 2010 for the purpose of monitoring and overseeing risk in the following risk categories of our business: credit, interest rate, liquidity, price, operational and compliance. The Risk Committee oversees the process by which risk-based capital requirements are determined and is responsible for promoting a culture that encourages ethical conduct and compliance with applicable rules and standards. The Risk Committee charter was revised in January 2017, to include oversight of risk-related issues raised by regulatory agencies. The Risk Committee met 12 times during 2016.

Compliance Committee

The Compliance Committee, which is no longer active, was formed in 2012 for the purposes of overseeing the Board's and management's responses to regulatory matters and serving as a liaison between the Board and the federal regulators. The Compliance Committee was responsible for, among other things, assisting the Board in fulfilling its oversight responsibilities and obligations with regard to the existing Supervisory Agreement between the Company and the Federal Reserve, as successor regulator to the Office of Thrift Supervision (the "OTS"), effective as of January 27, 2010 (the "Supervisory Agreement"), the Consent Order between the Bank and the Office of the Comptroller of the Currency (the "OCC") effective as of October 23, 2012, reports of examination delivered to the Bank by the OCC, and any supervisory agreement or other supervisory or administrative action taken or imposed by the OCC or any federal or state regulatory authority or other governmental entity. During its tenure, the Compliance Committee regularly provided reports to the Board on its activities and management's progress on outstanding regulatory matters. The Compliance Committee met 12 times during 2016. In December 2016, the Consent Order between the Bank and the Office of the Comptroller of the Currency, dated October 23, 2012, which mandated formation of the Compliance Committee, was terminated. In January 2017, the Board abolished the Compliance Committee and incorporated the oversight of regulatory-related responsibilities and obligations into the Risk Committee charter.

Executive Sessions of Non-Employee Directors

All non-employee directors meet in executive session at least four times per year. Neither members of management nor other employees may attend or participate in such executive sessions. The Chairman of the Board leads the executive sessions.

Board Leadership Structure

The positions of chairman of the board and chief executive officer are separate. The Board believes that the separation of the positions strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. While our Bylaws and Corporate Governance Guidelines do not require that our chairman of the board and chief executive officer positions be separate, the Board believes that this is the appropriate leadership structure for us at this time. The Board will continue to review this structure from time to time.

The Board's administration of its risk oversight function has not specifically affected the Board's leadership structure. In establishing the Board's current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. As stated above, the Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. Should the Board determine that a change in its leadership structure is required to, or potentially could, improve the Board's risk oversight function, it may make changes it deems appropriate.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each.

Our Compensation Committee is responsible for overseeing the management of risk relating to our executive compensation plans and arrangements and that responsibility is shared by our Chief Risk Officer. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee oversees risks associated with the independence of the Board and potential conflicts of interest. Our Risk Committee is responsible for monitoring and overseeing risk in the following risk categories of our business: credit, interest rate, liquidity, operational, and compliance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Director Compensation

Our general policy is to provide non-employee directors with compensation that is intended to assist us in attracting and retaining qualified non-employee directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin and Peter Schoels waived receipt of compensation for serving on the Board or its committees.

Since November 2014, the responsibility for reviewing and recommending compensation and benefits for non-employee directors has been the responsibility of the Compensation Committee as reflected in the Committee charter. In November 2015, the Compensation Committee undertook an effort to benchmark director compensation against our peer group to ensure that the directors were fairly compensated for their efforts and that the Company could continue to retain and attract experienced board and committee members. For 2016, the Compensation Committee recommended an increase of $15,000 to the equity retainer for non-employee directors, other than the Chairman of the Board, and the compensation structure for directors is as follows.

•	Non-employee Chairman of the Board: cash retainer of $300,000, equity retainer of $300,000 subject to one-year vesting, inclusive of committee chairmanship and/or membership.

•	Other non-employee directors: cash retainer of $75,000, equity retainer of $90,000 subject to one-year vesting plus committee fees.

•	Audit Committee: Members - $20,000; Chair - $32,500.

•	Compensation Committee: Members - $5,000; Chair - $15,000.

•	Nominating/Corporate Governance Committee - Members - $5,000; Chair - $15,000.

•	Risk Committee: Members - $6,000; Chair - $16,000.

•	Compliance Committee: Members - $6,000; Chair - $16,000.

•	Special Litigation Committee: Members - $3,000; Chair - $5,000.

We also reimburse non-employee directors who attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.

The table below details the compensation earned by our non-employee directors in 2016.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Total
John D. Lewis	$300,000	$300,000	$600,000
Jay J. Hansen	115,500	90,000	205,500
David J. Matlin (2)	—	—	—
Bruce E. Nyberg	83,000	90,000	173,000
James A. Ovenden	97,000	90,000	187,000
Peter Schoels (2)	—	—	—
David L. Treadwell	113,000	90,000	203,000

(1)
Includes restricted stock grants issued on February 17, 2016, with a grant date price of $19.44. The grants fully vested on the first anniversary of the grant date. Mr. Lewis was awarded 15,432 shares; Mr. Hansen, Mr. Nyberg, Mr. Ovenden and Mr. Treadwell were each awarded 4,630 shares.

(2)	Messrs. Matlin and Schoels waived the receipt of compensation for serving on the Board or its committees.

From time to time, our directors may be asked to engage in special director services, whether or not a committee of the Board has been formed for such purpose. Such services may include strategic reviews, strategic transaction oversight, major litigation oversight and like matters involving substantially greater commitments of time from the directors. In such circumstances, the directors engaged in such efforts may receive additional fees for the duration of such service. Fees related to special director services may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the Compensation Committee and Board deem appropriate. Other than as disclosed above, in 2016, our directors did not receive any additional compensation for special director services.

CORPORATE GOVERNANCE

General

We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. The Corporate Governance Guidelines were last updated in October, 2016. You may obtain the Corporate Governance Guidelines and the charters of each of the Board's committees, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Risk Committee, on our website under the investor relations section at www.flagstar.com. These documents are also available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

Code of Ethics and Conduct

The Board has adopted a Code of Ethics and Conduct (the "Code of Conduct") that applies to actions of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. The Code of Conduct was updated in August, 2015 to better align with the organization's culture of compliance. A copy of the Code of Conduct may be found on our website under the investor relations section at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Conduct on our website.

Shareholder Nominations

While the Nominating/Corporate Governance Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from our shareholders for nominees. Shareholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in the section of this Proxy Statement titled Shareholder Proposals for the 2018 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by shareholders in the same manner as all other candidates, as set forth above under Proposal 1 — Election of Directors — Nominating/Corporate Governance Committee.

All shareholder nominations for new directors must be in writing and must set forth the following as to each director candidate recommended: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the shareholder nominating the nominee for director must be included, such as the name and address of the shareholder and the number of shares of common stock which are beneficially owned by the shareholder. The shareholder also must promptly provide any other information requested by us.

Director and Executive Officer Stock Ownership Guidelines

In 2014, the Board adopted new stock ownership requirements for our directors and executive officers and included such requirements in our Corporate Governance Guidelines. Previously, our directors were required to hold 1,000 of our shares, and senior officers were required to hold 100 shares. In 2014, we undertook a benchmarking study and determined that, to align with our peer group at the time (as described in Compensation Discussion and Analysis - 2016 and 2017 Executive Compensation Decisions below), we should significantly increase the holding requirements for our directors and senior officers, and we should create more stratification of the requirements for our senior officers. To that end, our CEO is expected to hold equity worth five times his base salary, and our COO is expected to hold equity in us worth three times his base salary. These two officers have until the start of 2019 to achieve those levels. Our directors will be required to accumulate and hold equity worth three times their base cash retainers within a period of five years of issuance of the current Corporate Governance Guidelines or the date they began serving as a director. We also require that our Executive Vice Presidents accumulate equity worth two times their base salaries within seven years from the later of the issuance of the current Corporate Governance Guidelines or the date they began serving as an Executive Vice President.

Communications with the Board or the Chairman

Individuals who have an interest in communicating directly with a director or the Board may do so by directing the communication to the "Board of Directors — [name of individual director]," "Board of Directors," or "Chairman," respectively. Following each meeting of the non-employee directors, the Chairman determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.

Succession Plan

Pursuant to the Corporate Governance Guidelines, succession planning is reviewed by the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman and/or the Chief Executive Officer.

Majority Voting

In an uncontested election of directors, each director nominee will be elected if that director nominee receives the affirmative vote of a majority of votes cast with respect to the director nominee. Therefore, a director nominee will be elected only if the number of shares voted "for" such director nominee exceeds the number of shares voted "against" that director nominee.

Director Attendance

The Board desires that directors attend all Board meetings. Notwithstanding, the Board expects that each director will attend at least 75% of all Board meetings, and meetings of committees on which they serve.

Annual Evaluation

Each director must participate in an annual performance evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively.

Anti-Hedging Policy

Directors and all Company employees are prohibited from engaging in the hedging of Flagstar common stock through "short sales" or trading any derivative securities tied to the value of Flagstar securities, including but not limited to puts, calls, equity collar or forward purchase or sale transactions, swaps and single stock futures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups that beneficially own more than 5 percent of our common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term "beneficial ownership" means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable or convertible into common stock, as the case may be, as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to us to be the beneficial owners of more than 5 percent of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5 percent of our common stock at the Record Date. This table is based on information included in a Schedule 13D filed with the SEC.

Name and Address of Beneficial Owner	Shares	Percent of Class (1)
MP Thrift Investments L.P.
MPGOP III Thrift AV-I L.P.
MP (Thrift) Global Partners III LLC
MP (Thrift) Asset Management LLC
MP (Thrift) LLC
David J. Matlin
MP (Thrift) Global Advisers III LLC	35,600,352	62.4%
c/o MatlinPatterson Global Advisers LLC (2)
520 Madison Ave, 35th Floor
New York, New York 10022

(1)
The percentage owned is calculated for each shareholder by dividing with respect to our common stock, (i) the total number of outstanding shares beneficially owned by such shareholder as of the Record Date plus the number of shares such person has the right to acquire within 60 days of the Record Date, if any, into (ii) the total number of outstanding shares as of the Record Date plus the total number of shares that such person has the right to acquire within 60 days of the Record Date, if any.

(2)
Based solely on a Schedule 13D filed with the SEC on July 16, 2015, which reports beneficial ownership of these persons of 35,600,352 shares of our common stock over which they have shared voting and dispositive power, and as adjusted to give effect to a 1-for-10 reverse stock split of our common stock that was effective October 10, 2012. Mr. Matlin's exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his individual pecuniary interest therein.

EXECUTIVE OFFICERS

The following table sets forth the name and age (as of the Record Date) of our executive officers.

Name and Age	Position(s) Held
Alessandro P. DiNello, 62	President and Chief Executive Officer
Lee M. Smith, 42	Executive Vice President and Chief Operating Officer
James K. Ciroli, 51	Executive Vice President and Chief Financial Officer
Stephen V. Figliuolo, 60	Executive Vice President and Chief Risk Officer
Patrick M. McGuirk, 47	Executive Vice President and General Counsel
Andrew W. Ottaway, 50	Executive Vice President and Managing Director of Lending

Alessandro P. DiNello was appointed President and Chief Executive Officer of the Company and the Bank on May 15, 2013. Prior to his appointment, he served as President and Chief Administrative Officer of the Bank. In that role starting December 18, 2012, Mr. DiNello was responsible for all banking operations at the Bank, including commercial banking, personal financial services and technology, and led the Bank's efforts to coordinate and ensure compliance with its regulatory agreements. Mr. DiNello served as Executive Vice President, Personal Financial Services from 2011 to December 2012. From 1995 to 2011, Mr. DiNello served as Executive Vice President and Head of Retail Banking. In that role, Mr. DiNello grew the bank branch network from five locations to 179 locations, all on a de novo basis. Prior to joining the Bank, Mr. DiNello served as President of Security Savings Bank ("Security"). Mr. DiNello began his employment with Security in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security, which in 1996 became Flagstar Bank, FSB. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979.

Lee M. Smith was appointed Executive Vice President of the Bank on May 15, 2013, and Chief Operating Officer on August 13, 2013. Prior to his appointment, Mr. Smith had been a Partner at MP (Thrift) Global Advisers III LLC, the investment adviser to the Company's largest shareholder, MP Thrift Investments L.P., for the previous two years. Prior to that, Mr. Smith was a Partner at MatlinPatterson Global Advisers LLC, the adviser to the MatlinPatterson family of private equity investments. Before joining MatlinPatterson in 2010, Mr. Smith was a Senior Director at Zolfo Cooper LLC in New York, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith was a Vice President in the national restructuring group at Ernst & Young, a professional services firm, in both New York and the United Kingdom.
James K. Ciroli joined the Company as Executive Vice President on August 4, 2014, and was appointed Chief Financial Officer of the Bank and the Company in October 2014. Mr. Ciroli has responsibility for the Company’s Accounting, Financial Planning, Investor Relations, Tax and Treasury operations. From 2009 to 2014, Mr. Ciroli was Senior Vice President, Corporate Controller and Principal Accounting Officer of First Niagara Financial Group, Inc., a $39 billion Buffalo, New York-based bank holding company. From 2002 to 2009, Mr. Ciroli was Senior Vice President and Assistant Controller of Huntington Bancshares Incorporated in Columbus, Ohio. Prior to Huntington, Mr. Ciroli held various positions of increasing responsibility at KeyCorp and Deloitte & Touche.

Stephen V. Figliuolo joined the Company as Executive Vice President on June 23, 2014, and was appointed Chief Risk Officer of the Company and the Bank in September 2014. He is responsible for the governance and corporate oversight of the Company’s safety and soundness policies and practices. From 2005 to 2013, he was Executive Vice President and Chief Risk Officer of Citizens Republic Bank. Prior to that, Mr. Figliuolo held executive positions with Fleet Boston Financial-Summit Bank, First Union National Bank and Chase Manhattan Bank, where he developed expertise in regulatory compliance, process flow management and risk reduction through improved controls.

Patrick M. McGuirk was appointed as Executive Vice President and General Counsel in July 2015, with responsibility for all legal operations, records management and the corporate secretary function. From December 2014 to July 2015, he was the Company’s Deputy General Counsel for Litigation. From March 2010 to November 2014, he was Counsel to the Federal Deposit Insurance Corporation ("FDIC"), where he led investigations and litigation related to banks in FDIC receivership.  Prior to his government service, he was Partner in the New York office of Sidley Austin LLP, representing financial institutions and other corporations in complex commercial litigation, with an emphasis on the defense of class action lawsuits alleging violations of the federal securities laws. Working in both private practice and for the federal government, he has 20 years of banking and financial services-related legal experience and is licensed to practice law in New York, New Jersey and Michigan.

Andrew W. Ottaway joined the Bank in December 2015 as executive vice president and managing director of lending. In this capacity, he is responsible for all non-mortgage lending, including commercial real estate, large corporate, middle market, and warehouse lending. Additional areas of responsibility include consumer finance, equipment finance, homebuilder finance, government banking, treasury management, and strategic alliances. In January 2017, he was named president of the Michigan market, with responsibility for the Bank’s retail platform and 99 branches. Mr. Ottaway brings over 25 years of banking experience in Southeast Michigan, primarily in commercial lending and credit administration. He held several leadership roles at Comerica Bank, where prior to joining the Bank, he served as senior vice president and chief credit officer for Wealth Management and the Retail Bank. Currently, he is a member of the Michigan Bankers Association, serving on the Commercial Lending and Grassroots Advocacy committees. He also is a member of the Detroit Regional Chamber of Commerce and its Economic Development Leadership Council.

BENEFICIAL SECURITY OWNERSHIP

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of our Named Executive Officers ("NEOs"), all of our directors, and our directors and executive officers as a group. A total of 57,043,565 shares of common stock were issued and outstanding as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Jay J. Hansen	19,775	*
John D. Lewis (2)	74,666	0.1%
David J. Matlin (3)	35,600,352	62.4%
Bruce E. Nyberg (4)	8,749	*
James A. Ovenden (5)	26,888	*
Peter Schoels (6)	35,600,352	62.4%
David L. Treadwell	18,888	*
Jennifer R. Whip	—	*
James K. Ciroli (7)	9,508	*
Alessandro P. DiNello (8)	132,161	0.2%
Stephen V. Figliuolo (9)	6,634	*
Patrick M. McGuirk (10)	4,478	*
Lee M. Smith (11)	46,285	*
All directors and executive officers as a group (14 persons)	35,954,838	63.0%

*	Less than 0.1 percent

(1)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(2)	These shares are held in a trust of which Mr. Lewis is the trustee and beneficiary.

(3)	Please see footnote (2) to the Security Ownership of Certain Beneficial Owners table above for further information with respect to the holdings of Mr. Matlin.

(4)	These shares are held in a trust of which Mr. Nyberg is the trustee and beneficiary.

(5)	Mr. Ovenden holds 500 shares in a simplified employee pension individual retirement arrangement, and the remaining 26,388 shares are held jointly with his spouse.

(6)
Mr. Schoels does not have voting or dispositive power over shares held by MP Thrift, but he may be deemed to have an indirect pecuniary interest in such shares. Mr. Schoels' exact pecuniary interest is not readily determinable because it is subject to several variables, and he disclaims beneficial ownership of any of the shares except to the extent of his pecuniary interest therein.

(7)
Includes 5,000 shares that Mr. Ciroli holds in an individual retirement account, 1,524 restricted stock units ("RSUs") scheduled to vest on April 6, 2017 and 943 RSUs scheduled to vest on May 24, 2017.

(8)
This amount includes 113,934 shares held in a trust of which Mr. DiNello is the trustee and beneficiary, 14,627 shares held indirectly in the Flagstar Bank 401(k) Plan, 2,120 shares held indirectly in trusts for the benefit of minor grandchildren of which Mr. DiNello’s spouse is a co-trustee and are disclaimed by Mr. DiNello, 1,274 shares held indirectly in an individual retirement account, and 206 shares held indirectly in Mr. DiNello's spouse's trust.

(9)	Includes 1,270 RSUs scheduled to vest on April 6, 2017, and 943 RSUs scheduled to vest on May 24, 2017.

(10)
Includes 3,281 shares that Mr. McGuirk owns jointly with his spouse, 270 shares held indirectly in Mr. McGuirk’s spouse’s individual retirement account, 338 RSUs that are scheduled to vest on April 6, 2017, and 589 RSUs scheduled to vest on May 24, 2017.

(11)	Includes 3,555 RSUs that are scheduled to vest on April 6, 2017, and 2,474 RSUs that are scheduled to vest on May 24, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, philosophy and objectives. In this Proxy Statement, we have disclosed the compensation arrangements for our named executive officers, or "NEOs," which include our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Risk Officer and our General Counsel. The "Compensation Committee" or "Committee" mentioned in the discussion that follows refers to the Compensation Committee of the Board of Directors.

The CD&A includes the following key sections:

•	Compensation Setting Process

•	Management’s Assessment of 2016 Performance

•	Factors Affecting Compensation Decisions

•	Our Compensation Philosophy and Guiding Principles

•	Parties' Roles in the Process

•	Compensation Governance Best Practices

•	2016 and 2017 Executive Compensation Decisions

•	Elements of 2016 and 2017 NEO Compensation

•	Tax and Accounting Implications

•	Compensation Committee Report

Compensation Setting Process

Management’s Assessment of 2016 Performance

We have a unique, relationship-based, business model of a leading Michigan-based bank leveraging a national mortgage business which, itself, leverages the bank. Our strong position and focus on service create a significant competitive advantage in the markets in which we compete. The disciplined management team we have assembled is focused on developing the substantial and attractive growth opportunities that generate highly profitable operations with significant operating leverage. Our lower risk profile and stronger capital level positions us to better exploit the opportunities that our business model yields and deliver attractive shareholder returns over the long term.

In 2016, we posted solid, consistent financial results every quarter despite volatile interest rates and seasonal changes in mortgage production - a testament to the strength and diversity of our business model. We also achieved two major milestones during the year - TARP redemption and the lifting of the OCC Consent Order. The lifting of the OCC Consent Order validated our successful effort to create a solid risk management organization, strengthen the balance sheet and improve our financial performance.

We generated net income of $171 million, or $2.66 per diluted share, and adjusted net income of $155 million1 or $2.38 per diluted share1 in 2016, as compared to net income of $158 million, or $2.24 per diluted share in 2015. The 2016 earnings, which equated a return on average assets of 1.2 percent and an adjusted return on average assets of 1.1 percent1, were supported by several notable accomplishments:

•
Average interest-earning assets increased $1.7 billion, or 17 percent, driven by strong growth in commercial loans that helped create a more stable source of income. We sold consumer loans and redeployed the capital and liquidity toward higher yielding commercial loans.

•
Average total deposits rose $885 million, or 11 percent, led by a successful rebranding strategy, a greater emphasis on business deposits and growth in custodial and escrow deposits from our sub-servicing platform.

•	Net interest income increased $36 million, or 13 percent, the highest level in our company history, led by growth in higher yielding commercial loans.

•	Fallout-adjusted rate locks rose $3.9 billion, or 15 percent, as we realized positive results in growing the retail origination channel. Retail fallout-adjusted locks rose $531 million, or 39 percent.

•	Nonperforming loans fell to $40 million, the lowest level in over 15 years.

•	TARP redemption resulted in significant EPS accretion while maintaining a solid level of capital.

•	Tier 1 leverage capital ratio remained strong at 8.9 percent.

We are pleased with the progress we made in 2016 and feel we are well positioned to continue to grow our business, especially given our strong capital and liquidity position.

1Denotes a non-GAAP financial measure that excludes the $24 million (pre-tax) DOJ benefit recognized in third quarter 2016. For a reconciliation to the most directly comparable GAAP financial measure, please see our Annual Report on Form 10-K for the year ended December 31, 2016 under the heading "Use of Non-GAAP Financial Measures."

Factors Affecting Compensation Decisions

Regulatory Environment. As a savings and loan holding company, our compensation practices are subject to regulation, examination and supervision by the Federal Reserve and the OCC. The Bank is also subject to regulation, examination and supervision by the FDIC. In addition, we have certain limitations related to compensation practices under our Supervisory Agreement with the Federal Reserve and our Consent Order with the OCC, which was lifted in December 2016.

In addition to these regulatory considerations, our compensation decisions must be considered in light of the Joint Guidance on Sound Incentive Compensation Policies (the "Joint Guidance") issued by the OCC, the FDIC, the Federal Reserve and the now-defunct OTS in 2010. The Joint Guidance requires that we pay incentives that appropriately balance risk and reward, maintain effective controls and risk management related to our compensation practices and provide active and effective oversight, including by our Board of Directors.

Advisory Votes on Compensation. As required by the Dodd-Frank Act, we provide our shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs. At our 2016 annual meeting, our shareholders expressed their continued support of our executive compensation programs. Approximately 95 percent of our eligible shareholders approved the non-binding advisory vote on the compensation of our NEOs for 2015. While we received broad support for our NEO compensation programs, demonstrated by the results of our shareholder vote, it is our intent to continue to broaden that support. We believe the NEO compensation programs utilized in 2016 ensure that pay is aligned to Company performance and reflective of market competitiveness while incentivizing long-term retention of our NEOs and creation of shareholder value.

Controlled Company. We are considered a controlled company for NYSE purposes because MP Thrift beneficially owns 62.4 percent of our common stock. In accordance with the rules applicable to controlled companies, as stated in the NYSE Manual, we are not required to, nor do we, maintain a compensation committee consisting entirely of independent directors. Despite the fact that we are considered a controlled company, the Compensation Committee makes its decisions regarding NEO compensation following prevailing best practices. Equity awards are approved by our full Board.

Our Compensation Philosophy and Guiding Principles

Subject to regulatory limitations, the Committee's compensation decision making is guided by our compensation philosophy and its associated guiding principles. Our compensation philosophy is to offer a competitive total compensation opportunity in order to attract, motivate and retain the talent needed to continue to strengthen and grow Flagstar. We seek to motivate our executives to achieve strategic goals, prudently and within acceptable risk tolerances, while driving financial performance and generating long term, sustainable shareholder value. This philosophy is formed in the context of competitive and regulatory practices, and is reviewed and approved by the Committee on an annual basis.

During 2016, we maintained a compensation structure for our NEOs, which reflects our pay-for-performance philosophy, offering competitive total compensation opportunities and rewarding financial results that drive shareholder value. Overall, our compensation philosophy is based primarily on the following objectives:

•	Pay executives for performance tied to the Company’s financial results;

•	Align total compensation opportunity with shareholder interests;

•	Provide a total compensation opportunity that is competitive and will attract, motivate and retain talent; and

•	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices.

We define the competitive market as financial services organizations (national, regional, and local) of a size and business focus similar to ours, as described in detail below in 2016 and 2017 Executive Compensation Decisions. Generally, we use the market median as a reference for competitive pay. We target our executives’ total compensation opportunity near the 75th percentile, and allocate a substantial portion of pay opportunities in both performance-based and long term compensation. We believe our mix of compensation both helps us to retain key executives and to ensure that the interests of our leadership are aligned with those of our shareholders.

The Compensation Committee regularly evaluates our compensation policies, practices and program design in light of our strategic and financial objectives, performance outcomes, regulatory constraints and proven executive compensation practices.

Parties’ Roles in the Process

Role of the Compensation Committee. The Committee meets at least three times annually, or more frequently as needed, as determined by the Chairman of the Board or the Chairman of the Committee. In 2016, the Committee met formally on five occasions and members of the Committee met with management on several other occasions to ensure the thoughtful design of our compensation programs.

The Committee is responsible for establishing the key compensation principles within our executive compensation philosophy as well as the specific policies that govern executive compensation practices. This includes recommending to the Board the components and structure of each element of executive compensation.

The Committee reviews and approves criteria and objectives relevant to the compensation of the Chief Executive Officer and Chief Operating Officer and evaluates the performance of the Chief Executive Officer and Chief Operating Officer in light of such criteria and objectives. The Committee then determines and recommends to the Board for its approval the compensation of the Chief Executive Officer and Chief Operating Officer based on such evaluations. Additionally, the Committee considers the perspectives of our Chief Executive Officer on the performance of and compensation recommendations for each NEO (other than the Chief Executive Officer). Based on its evaluation, the Compensation Committee approves the compensation for each of these officers and recommends equity awards for the NEOs to the Board.

In determining adjustments to base salaries and other compensation elements, the Committee considers Company performance, individual performance against stated goals, changes in duties and responsibilities, prevailing economic conditions, comparable salary practices of companies within our peer group, the recommendation of the Chief Executive Officer (in the case of the NEOs other than the Chief Executive Officer), and any other factors the Committee deems relevant.

The Committee serves as the administrator of the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan ("2016 Stock Plan"). This includes providing advice and recommendations to the Board as necessary or appropriate with respect to incentive compensation plans and equity-based plans. The Compensation Committee will also discuss, evaluate and review all such incentive compensation and any regulatory limitations imposed on such plans. The Committee's charter describes in detail the Compensation Committee's responsibilities and authority.

Role of Management. Our management plays an important role in the executive compensation decision-making process. Management provides the Committee with data regarding our strategic objectives, past and future performance on prior strategic objectives in light of overall and industry specific business conditions, external industry trends and other relevant data. This data assists the Committee in approving policies and practices that directly align compensation outcomes with our performance and shareholder interests. From time to time, members of management also review our compensation practices with our regulators, and management shares those discussions with the Committee and the Board, as appropriate.

The Chief Executive Officer annually reviews the performance and pay level of each NEO and senior executive (other than himself and the Chief Operating Officer), develops recommendations concerning the compensation of these individuals and presents these recommendations to the Committee. Our Finance and Human Resources management provide information, analysis and other support to the Chief Executive Officer and the Committee during these processes.

Role of Compensation Consultants. The Committee is authorized to obtain advice and assistance from legal, accounting, or other advisors at our expense without prior permission of management or the Board. Under the Committee's charter, the Committee has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive officer compensation, or any other matter deemed necessary by the Committee, and to approve the consultant's fees.

Management also periodically retains compensation consultants to assist in formulating recommendations to the Committee. In 2016, management retained the services of a nationally recognized compensation consultant, Mercer LLC, to review and make recommendations for competitive compensation levels for key executives.

Role of the Chief Risk Officer/Risk Committee. We review all Company incentive compensation programs each year to ensure that those programs align with our regulatory obligations related to safety and soundness, and that the programs do not encourage undue risk-taking. This review process includes collaboration with the business unit owners of each program, members of the finance department and members of the human resources compensation department. Upon completion of this review, our Chief Risk Officer completes an independent risk assessment of the components within each program. Risks associated with each component are identified and mitigating factors are considered. The findings of this assessment are then presented to the Committee for review.

Compensation Governance Leading Practices

We follow certain leading practices with respect to executive compensation. We:

•	Separate the roles of Chairman of the Board and Chief Executive Officer.

•	Reward our NEOs for sustained increases in shareholder value by paying a substantial portion of their compensation in stock and other equity-based vehicles.

•	Tie a significant portion of short-term compensation to financial and operational performance.

•	Eliminate supplemental executive retirement plans (SERPs) or other nonqualified plans for executives.

•	Prohibit tax gross-up payments for executive perquisites other than relocation expenses.

•	Avoid severance payments for "cause" terminations or voluntary resignations.

•	Eliminate perquisites for former or retired executives.

•	Pay reasonable relocation and temporary housing benefits.

•	Require that the Board approve any equity grants.

•	Prohibit the re-pricing of any outstanding stock options without shareholder approval.

•	Eliminate the need to pay commuting expenses for NEOs by encouraging them to live within daily commuting distance of headquarters.

•
Maintain a claw back policy, which provides that, in the event of a financial restatement, the Board may require executive officers to return incentive compensation that was paid based upon inaccurate financial metrics.

•
Mandate stock ownership guidelines contained in its Corporate Governance Guidelines, posted at www.flagstar.com such that NEOs are required to retain significant equity in the Company to align executives’ long-term interests with those of shareholders.

•	Prohibit the pledging of Flagstar equity and prohibit trades of Flagstar securities in margin accounts.

•	Require NEOs to annually represent that they are not hedging interests they have in Flagstar securities in accordance with our long-standing no-hedging policy.

•	Engage an independent compensation consultant.

•	Include "Double Trigger" change in control provisions applicable to equity grants under the 2016 Stock Plan.

2016 and 2017 Executive Compensation Decisions

In 2016 compensation arrangements for our NEOs remained focused on aligning our NEOs interests with those of the Company, while maintaining market-competitive levels. Each executive participates in our annual incentive program tied to short-term performance. In addition, most of our NEOs also participate in a long-term incentive program, consisting of time-

based and performance-based equity awards. Our Chief Executive Officer continues to be eligible to receive annual "bonus" shares tied to his individual performance against stated goals. This program remains in place until such time that the ExLTIP awards made in 2015 vest.

To ensure that compensation levels for our NEOs are appropriate, we continue to benchmark total compensation levels against our peer group established in January, 2016. The following companies make up our peer group. The peer group continues to include publicly traded companies with the same Global Industry Classification Standard code for regional banks and thrifts and mortgage companies (some of which have since been absorbed by other companies).

Associated Banc-Corp	Hilltop Holdings Inc.	Talmer Bancorp, Inc.
BOK Financial Corporation	HomeStreet, Inc.	TCF Financial Corporation
EverBank Financial Corp.	MB Financial, Inc.	Texas Capital Bancshares, Inc.
First Horizon National Corporation	Nationstar Mortgage Holdings, Inc.	Umpqua Holdings Corporation
First Niagara Financial Group, Inc.	PennyMac Financial Services, Inc.	Walter Investment Management Corp.
FirstMerit Corporation	PHH Corporation	Wintrust Financial Corporation

When considering the pay practices of our peers, we target our NEOs’ total compensation opportunities near the 75th percentile overall, and we allocate a substantial portion of their pay opportunities to both performance-based and long term compensation.

Elements of 2016 and 2017 NEO Compensation

All of our NEOs receive a base salary in addition to incentive-based compensation. In 2016, all of our NEOs participated in our annual incentive program and all NEOs except our Chief Executive Officer, participated in our long-term incentive program. In late 2015, our Chief Executive Officer and our Chief Operating Officer became eligible for a unique performance-based long-term incentive program, described below in Executive Long-Term Incentive Program.

Base Salary. We provide the NEOs with a base salary that is set within a competitive range of market practice to attract and retain top talent. Base salaries vary depending upon the executive’s role, performance, experience and contribution. It is the foundation from which incentives and other benefits are determined. The Compensation Committee reviews base salary annually, and may adjust it based on changes in responsibilities, significant achievements or personal contributions against pre-set goals, and competitive market conditions.

During 2016, we engaged Mercer, LLC to complete a thorough analysis of competitive compensation levels for our NEOs. The analysis and findings are pending completion in the second quarter of 2017.

Annual Incentive Program. The AIP is a performance-based, annual short-term incentive program that is payable in cash. The program is designed to motivate and reward executives for achieving or exceeding annual financial strategic and operational goals that ultimately support sustained long-term profitable growth and shareholder value creation. Financial metrics reflect company performance on key measures, adjusted for business unit and individual performance, including risk management. The performance metrics under the 2016 AIP include: (1) net income goals, weighted at 60 percent, and (2) quality goals, as measured by asset quality, risk management and liquidity targets, weighted at 40 percent. The two metrics are measured independently of one another.

Net income and quality goals for the AIP are established based upon a financial and operational plan that management develops annually for Board approval. The Board approves the plan when it is satisfied that the plan is reasonably designed to enhance shareholder value. By utilizing the goals developed in this plan, the Board believes it is better able to hold management accountable to those goals. Payouts are not made under the AIP unless we meet or exceed the applicable performance threshold.

The AIP provides for a target bonus opportunity, set as a percentage of base salary, as follows: Mr. DiNello at 100 percent, Mr. Smith at 70 percent, Messrs. Ciroli, Figliuolo and McGuirk at 50 percent. The following table provides information regarding AIP payout potential:

Potential Payout Opportunity under AIP

			Threshold	Target	Maximum
Net Income Component (1)(2)	60% of Award		50%	100%	150%
Quality Component (1)(2)	40% of Award	Asset Quality	50%	100%	150%
		Liquidity	50%	100%	150%
		Management	50%	100%	150%

(1)	Final award percentages interpolated on a linear basis based on actual level of performance between threshold and target, and target and maximum.

(2)
Because Mr. McGuirk is not a Senior Executive Officer ("SEO"), his AIP design also includes a line of business operating income component, with weightings as follows: 50 percent Net Income, 30 percent Quality and 20 percent Line of Business Non-Interest Expense.

"Bonus Shares" and Long Term Incentive Program for Senior Executive Officers. Annual restricted stock grants are designed to motivate and reward the SEO for delivering long-term sustained performance aligned with shareholder interests. The Committee believes that long-term restricted stock aligns compensation with shareholder interests because the SEO would receive a benefit if the stock price increases and would also share with shareholders in the loss of value if the stock price decreases.

As reflected in his May 2013 employment agreement, our Chief Executive Officer has received restricted stock in the form of "bonus" shares. These "bonus" shares are issued following the end of each calendar year, based on his individual performance against pre-established goals.

Based upon his significant contributions in 2016, on January 18, 2017, the Committee awarded Mr. DiNello "bonus" shares with a grant date fair value of $900,000 of which 50 percent vested on the grant date and 50 percent will vest on the one-year anniversary of the grant date. In addition, on January 18, 2017, for his extraordinary performance in 2016, the Committee approved a discretionary award of "bonus" shares to Mr. Smith with a grant date fair value of $150,000 of which 50 percent vested on the grant date and 50 percent will vest on the one-year anniversary of the grant date.

With the exception of Mr. DiNello, all of our NEOs participated in the LTIP for 2016. These officers all received grants of restricted stock units, earned over three years and tied to performance metrics related to earnings per share and certain quality metrics.

The LTIP design consisted of 55 percent performance-based restricted stock units and 45 percent time-based restricted stock units. The time-based restricted stock units will vest in three increments: 25 percent on the first and second anniversaries of the grant date, and 50 percent on the third anniversary of the grant date. For senior executive officers, the time-based vesting is also dependent upon achieving a Tier 1 leverage ratio at or above a well-capitalized level for regulatory purposes.

The performance-based units were awarded subject to an earnings per share goal for the seven-quarter performance period, second quarter 2016 through fourth quarter 2017. The earnings per share goal for the LTIP is established by the Board at a level the Board believes enhances shareholder value.

Based on the achievement of earnings per share against the pre-determined payout scale, participants have the ability to earn an award of up to 150 percent. Any performance-based restricted stock units that are earned will vest one year following the conclusion of the seven-quarter performance period.

In 2016, target awards under the LTIP were based upon a percent of base salary: 70 percent for Mr. Smith, 50 percent for Messrs. Ciroli, Figliuolo and McGuirk. Payouts of the performance-based restricted stock units will not be made unless the threshold performance is achieved, as provided in the following table:

Payout Opportunity under LTIP

	Threshold	Maximum
Achievement of Earnings Per Share (1)	80% of Target	140% of Target

(1)
Each percent of earnings per share goal achieved serves as a threshold, with no interpolation of awards between points. Each threshold must be achieved in order to earn any additional portion of the award.

It is anticipated that LTIP awards will be granted in 2017 at the same award level targets.

Executive Long-Term Incentive Program. In 2015, the Company created a unique compensation program solely for the Chief Executive Officer and the Chief Operating Officer, which was designed to reward them in the event that Flagstar achieves and sustains extraordinary market performance. The Executive Long-Term Incentive Program ("ExLTIP") was included in the May 2013 employments agreements for Messrs. DiNello and Smith, but the form of the program remained under review. The ExLTIP awards were made in the form of restricted stock units under and subject to the terms of the 2016 Stock Plan. Mr. DiNello was awarded 642,857 restricted stock units and Mr. Smith was awarded 264,884 restricted stock units under the ExLTIP.

Messrs. DiNello and Smith will fully vest in their awards if, for one-hundred twenty consecutive days, the volume-weighted average price per share of the Company’s common stock ("Common Stock") is $28.00 or more (the "Performance Hurdle"). The Performance Hurdle must be achieved within ten years of the grant date. The vested restricted stock units will pay out in five installments, subject to a "Quality Review," on the date the Performance Hurdle is attained and on each of the four subsequent annual payout dates.

The Quality Review will measure Flagstar’s performance relative to Flagstar’s peer group (listed in the award agreement) with respect to two metrics, asset quality and liquidity, as described more fully in the award agreements. If the measures under the Quality Review are not met, 25 percent of the amount of restricted stock units that would have paid out on that date will be forfeited by the executive and another 25 percent will be held back until the next following payout date, as described more fully in the award agreements. Payouts made under the restricted stock unit awards will be in Company stock, so that Mr. DiNello’s and Mr. Smith’s compensation remains linked to ongoing shareholder value creation.

Supplemental Retirement Pension. Flagstar does not provide any supplemental pension benefits.

Perquisites. In 2016, we provided perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to the NEOs. The Compensation Committee believes that these perquisites enabled us to recruit and retain these NEOs. These perquisites primarily include club memberships and automobile allowances.

Severance and Change in Control Benefits. During 2016, we remained subject to regulations that allow us to make severance payments only in very limited circumstances. Our NEOs may be entitled to certain severance and change in control benefits. For additional information, see Executive Compensation - Potential Payments upon Termination or Change in Control.

Retirement Benefits. This benefit is designed to provide income to employees following retirement. All employees, including all NEOs, are eligible to participate in our 401(k) plan. In 2016, we matched up to 50 percent of the first 3 percent of each eligible employee’s contribution through April 22, 2016 and increased the match to the first 4 percent of each eligible employee’s contribution for the remainder of 2016 up to a $5,300 maximum matching contribution.

Health and Welfare Benefits. These benefits are intended to protect against catastrophic expense and includes medical, dental, vision, disability and life insurance. All NEOs are eligible to participate in our health and welfare benefits plan that is available to all employees. In addition, our CEO was provided with supplemental life and supplemental short term disability coverage. Our COO was provided with supplemental short term disability coverage.

Risk Assessment

The Risk Committee is responsible for reviewing and overseeing all Company incentive compensation programs. Under the Committee’s purview, our Chief Risk Officer completed an independent risk assessment of the components within each program, identifying risks associated with each component and considering mitigating factors. The findings of this assessment were then presented to the Committee for review. We do not believe that our compensation policies and practices encourage undue risk-taking, or give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, we considered the following factors:

•	Our compensation program is designed to provide a mix of both fixed and variable incentive compensation.

•
The variable (cash incentive and equity incentive) portions of compensation are designed to reward both annual performance under the AIP and longer-term performance under the LTIP and the ExLTIP. We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term best interests.

•
The great majority of our executive management’s incentive compensation is based on the performance of the Company as a whole. This is designed to mitigate any incentive to pursue strategies that might maximize the performance of a single business unit to the detriment of our Company as a whole.

•
Our senior executives are expected to maintain ownership of a significant amount of our stock, described below in Stock Ownership Guidelines. We believe such ownership incentivizes our executives to consider the long-term interests of our Company and our shareholders, and discourages excessive risk-taking that could negatively impact our stock price.

•	Finally, we maintain a policy, described below in Compensation Claw Back Policy, under which the Board may require executive officers to return incentive compensation under certain circumstances.

Compensation Claw Back Policy

Under the Company's claw back policy, we may recoup incentive compensation paid to an executive officer in the event an accounting restatement occurs as a result of material non-compliance under any financial reporting requirements. If the restated results would have afforded a lower incentive payout, the Board may, in its discretion, seek reimbursement of the difference for the three-year period preceding the restated period. Recoupment can include cancellation of unvested equity awards.

Tax and Accounting Implications

The Committee considers financial reporting and income tax consequences when it analyzes the overall level and mix of compensation among individual pay elements. The Committee seeks to balance its objective of ensuring an effective compensation package for the NEOs, regulatory limitations, and the desire to maximize the corporate deductibility of compensation, while at the same time focusing on ensuring an appropriate and clearly articulated relationship with reported earnings and other closely followed financial measures.

We believe that the potential cost of lost tax deductions are justifiable in order for us to effectively motivate and retain key executives and remain competitive with peer financial institutions. For that reason, the Committee and the Board have approved compensation programs for 2016 that are tied to performance that do not allow for the full tax deduction under Section 162(m).

Compensation Committee Report

The Compensation Committee, pursuant to its charter, is responsible for reviewing and overseeing the compensation and benefits structure applicable to our NEOs, as well as our employees generally. The Committee regularly conducts a broad review of the current compensation program to ensure that it does not subject us to unnecessary or excessive risk or encourage employees to manipulate our earnings, and periodically seeks the assessment of the Chief Risk Officer in that regard.

Following our established Risk Review Process, our Chief Risk Officer met with management and ultimately the Compensation Committee and certified that our compensation programs for 2017 are properly structured so as to deter undue risk taking among the NEOs and the business unit managers that report to them.

The Compensation Committee also determined that, based upon an analysis by our Chief Risk Officer, the overall level of incentive compensation that we award is not excessive as compared to incentive compensation awarded to employees of comparable institutions in our selected peer group.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission for the year ended December 31, 2016.

Submitted By THE COMPENSATION COMMITTEE

David J. Matlin, Chairman
John D. Lewis
Peter Schoels

EXECUTIVE COMPENSATION

The following tables, narrative and footnotes discuss the compensation of our NEOs, which include our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer and our General Counsel for the year ended December 31, 2016.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)(2)(3)(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value & Non-Qualified Deferred Compensation	All Other Compensation		Total
Alessandro P. DiNello President and Chief Executive Officer	2016	$1,000,000	$—	$900,000	$1,258,000	$—	$287,766	(6)	$3,445,766
	2015	1,552,500	—	11,226,400	—	—	239,526		13,018,426
	2014	1,495,000	—	600,000	—	—	322,170		2,417,170
Lee M. Smith Executive Vice President and Chief Operating Officer	2016	750,000	—	675,000	660,000	—	31,420	(7)	2,116,420
	2015	826,923	—	4,903,500	611,320	—	21,913		6,363,656
	2014	1,000,000	—	300,000	—	—	119,958		1,419,958
James K. Ciroli Executive Vice President and Chief Financial Officer	2016	450,000	—	200,000	283,000	—	9,198	(8)	942,198
	2015	467,308	—	225,000	311,490	—	35,695		1,039,493
	2014	173,077	325,000	—	—	—	10,350		508,427
Stephen V. Figliuolo Executive Vice President and Chief Risk Officer	2016	396,165	—	200,000	252,000	—	5,652	(9)	853,817
	2015	375,000	—	187,500	259,575	—	4,167		826,242
	2014	150,000	30,000	—	50,000	—	595		230,595
Patrick M. McGuirk Executive Vice President and General Counsel	2016	294,245	—	125,000	186,000	—	4,373	(10)	609,618
	2015	275,712	—	50,000	162,067	—	3,781		491,560

(1)
For Mr. DiNello, stock awards include "bonus" shares with an economic value of $900,000, which were awarded in 2017 for 2016 performance. The award vested 50 percent immediately upon grant, and the remaining 50 percent will vest on the one year anniversary of the grant date. For Mr. Smith, stock awards include a discretionary award of "bonus" shares with an economic value of $150,000, which were awarded in 2017 for 2016 performance. The award vested 50 percent immediately upon grant, and the remaining 50 percent will vest on the one year anniversary of the grant date.

(2)
For Messrs. Ciroli, Smith, Figliuolo and McGuirk, stock awards include equity grants made under the LTIP in May 2016, which vest over the next three years based on continued employment and achievement of certain corporate performance factors. Mr. Smith’s LTIP award comprises $525,000 of his stock award total.

(3)
The value of the stock awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company's audited consolidated financial statements for the year ended December 31, 2016 included in Form 10-K filed with the SEC on March 13, 2017 for a discussion of the relevant assumptions used in calculating these amounts.

(4)
If the highest level of performance conditions with respect to the performance-based restricted stock units granted in 2016 had been satisfied, then the value of all restricted stock units granted in 2016, determined as of the grant date, would have been as follows: Mr. Smith - $669,375, Mr. Ciroli - $255,000, Mr. Figliuolo - $255,000, and Mr. McGuirk - $159,375.

(5)
All earnings listed as "Non-Equity Incentive Plan Compensation" are payments tied to the Annual Incentive Program (AIP) as detailed in the "Elements of 2016 and 2017 NEO Compensation" section above. AIP payments were earned for performance in 2016 and are payable in the first quarter of 2017, per program stipulations.

(6)
The amount reflected in this column for Mr. DiNello includes a car allowance of $8,400, group life insurance premiums of $3,564, club dues of $59,691, executive life insurance premium of $211,176, communication allowance of $960 and matching contributions made by the Flagstar Bank 401(k) Plan of $3,975.

(7)	The amount reflected in this column for Mr. Smith includes a car benefit of $14,250, group life insurance premiums of $540, and club dues of $16,630.

(8)	The amount reflected in this column for Mr. Ciroli includes group life insurance premiums of $1,104, club dues of $4,119 and matching contributions made by the Flagstar Bank 401(k) Plan of $3,975.

(9)	The amount reflected in this column for Mr. Figliuolo includes group life insurance premiums of $1,677 and matching contributions made by the Flagstar Bank 401(k) Plan of $3,975.

(10)	The amount reflected in this column for Mr. McGuirk includes group life insurance premiums of $432, club dues of $500 and matching contributions made by the Flagstar Bank 401(k) Plan of $3,441.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards made to each NEO in 2016.

		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible or Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of All Other Units	Grant Date Fair Value of Stock and Option/SAR Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alessandro P. DiNello	01/01/16	$500,000	$1,000,000	$1,500,000
	01/18/17							34,351	$899,996	(4)
Lee M. Smith	01/01/16	$262,500	$525,000	$787,500
	01/18/17							5,725	$149,995	(4)
	05/24/16							9,897	$236,241	(5)
	05/24/16				6,049	12,097	18,146		$288,755
James K. Ciroli	01/01/16	$112,500	$225,000	$337,500
	05/24/16							3,771	$90,014	(5)
	05/24/16				2,304	4,608	6,912		$109,993
Stephen V. Figliuolo	01/01/16	$100,003	$200,006	$300,009
	05/24/16							3,771	$90,014	(5)
	05/24/16				2,304	4,608	6,912		$109,993
Patrick M. McGuirk	01/01/16	$73,754	$147,508	$221,262
	05/24/16							2,357	$56,262	(5)
	05/24/16				1,440	2,880	4,320		$68,746

(1)
The amounts reported in these rows represent the possible threshold, target and maximum awards that could have been earned by each NEO for the annual cash incentive award under the AIP. The actual amount earned by each NEO for fiscal 2016 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Annual Incentive Program portion of the "Elements of 2016 and 2017 NEO Compensation" section above.

(2)
The amounts reported in these rows represent the possible threshold, target and maximum shares that can be earned by each NEO for performance-based RSUs as detailed in the Executive Long-Term Incentive Program portion of the "Elements of 2016 and 2017 NEO Compensation" section above.

(3)
The value of these awards is based on the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company’s audited consolidated financial statements for the year ended December 31, 2016 included in Form 10-K filed with the SEC on March 13, 2017 for a discussion of the relevant assumptions used in calculating these amounts.

(4)	Represents "bonus" shares awarded in 2017 to Messrs. DiNello and Smith for 2016 performance. Mr. DiNello was awarded "bonus" shares in 2016 in the amount of $600,000 for 2015 performance.

(5)
Represents time-based portion of the LTIP awards made on May 24, 2016 in accordance with the program as detailed in the Executive Long-Term Incentive Program portion of the "Elements of 2017 and 2017 NEO Compensation" section above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding option awards and unvested stock awards held by each of our NEOs, if applicable, at December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
Name	Exercisable	Unexercisable
Alessandro P. DiNello	93		$686	1/24/2018					(2)
					15,432	$415,738			(3)
					642,857	$17,318,568			(4)
Lee M. Smith					20,561	$553,913	33,424	$900,443	(5)
					264,884	$7,135,975			(4)
James K. Ciroli					8,342	$224,733	13,748	$370,371	(5)
Stephen V. Figliuolo					7,580	$204,205	12,225	$329,342	(5)
Patrick M. McGuirk					3,372	$90,842	4,911	$132,302	(5)

(1)	The market value is calculated using our closing stock price on December 30, 2016, of $26.94, except as otherwise noted.

(2)
Represents stock appreciation rights ("SAR") issued on January 24, 2008, which vested in annually in four equal parts beginning January 24, 2009 through January 2012. These SARs are required to be settled in cash.

(3)	Represents "bonus" shares granted on February 17, 2016, which vested on February 17, 2017.

(4)
Represents RSUs which were granted under the ExLTIP on October 20, 2015. Market value of the ExLTIP awards cannot be readily ascertained, given that there is no threshold performance level for the program and that payouts, if any, would vary based upon stock price at the time of the annual installments. Grant date fair value is therefore utilized as a proxy for market value, as it takes into account the probability of a payout as well as potential fluctuations in the stock price over the life of the payouts. Grant date fair value of these awards is calculated in accordance with FASB ASC Topic 718. See Notes 1 and 18 to the Company's audited consolidated financial statements for the year ended December 31, 2016 included in Form 10-K filed with the SEC on March 13, 2017 for a discussion of the relevant assumptions used in calculating these amounts.

(5)
Represents RSUs granted on May 24, 2016, of which 55 percent vests after three years, subject to the achievement of certain performance factors. The remaining 45 percent vests in three installments: (a) 25 percent on the first anniversary of the grant date, (b) 25 percent on the second anniversary of the grant date, and (c) the remaining 50 percent on the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and the vesting of stock awards for each of our NEOs, if applicable, during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized On Exercise	Number of Shares Acquired On Vesting	Value Realized On Vesting (1)
Alessandro P. DiNello	—	$—	15,432	$299,921	(1)
	—	$—	20,394	$395,440	(2)
Lee M. Smith	—	$—	10,197	$197,720	(2)
	—	$—	3,554	$75,025	(3)
James K. Ciroli	—	$—	1,523	$32,151	(3)
Stephen V. Figliuolo	—	$—	1,269	$26,789	(3)
Patrick M. McGuirk	—	—	339	$7,156	(3)

(1)	Value realized for these awards is based upon a stock price of $19.44, which was the average of the high and low trading price on the February 17, 2016 vesting date.

(2)	Value realized for these awards is based upon a stock price of $19.39, which was the average of the high and low trading price on the February 25, 2016 vesting date.

(3)	Value realized for these awards is based upon a stock price of $21.11, which was the average of the high and low trading price on the April 6, 2016 vesting date.

Employment Agreements

Alessandro P. DiNello. Mr. DiNello joined the Company in 1979 and, since that time, served in a variety of senior management roles. On May 16, 2013, the Company entered into an agreement for Mr. DiNello to serve as President and Chief Executive Officer. Mr. DiNello’s compensation was governed by the terms of that employment agreement until it was amended on October 22, 2015.

Mr. DiNello’s original employment agreement provided for an annual base salary of $895,000 and a share salary of $600,000 for the initial term. Mr. DiNello’s base salary and share salary were subject to the Board’s annual review.

In addition, after the end of each calendar year, Mr. DiNello is entitled to an additional number of "bonus" shares of the Company's common stock having a fair market value of $600,000, subject to increase or decrease at the discretion of the Board. Any such restricted shares vest in accordance with the Board’s evaluation of Mr. DiNello’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. DiNello’s termination from employment for any reason.

Mr. DiNello’s employment agreement was amended effective October 22, 2015 in an effort to implement a post-TARP compensation structure that better aligned his compensation with company performance and market-competitive pay. Under the amended employment agreement, effective January 1, 2016, Mr. DiNello’s annual base salary was adjusted to $1,000,000. The Company curtailed the payment of Mr. DiNello’s share salary at the end of 2015, and commencing with the Company’s 2016 fiscal year, Mr. DiNello became eligible to receive annual incentive awards with a target level of 100 percent of his base salary based upon performance targets for the Company. The annual award will be payable in accordance with the terms and conditions of the Company's annual incentive program.

The amended agreement also provided that Mr. DiNello was eligible to participate in the Executive Long Term Incentive Program ("ExLTIP"), subject to the terms of his award letter of October 22, 2015. On that date, Mr. DiNello received a one-time ExLTIP award of 642,857 restricted stock units which will pay out only if the Company achieves and sustains extraordinary market performance. The structure and the rationale for the creation of the ExLTIP is discussed above, in Compensation Discussion and Analysis - 2015 and 2016 Executive Compensation Decisions - Elements of 2015 and 2016 NEO Compensation - Executive Long-Term Incentive Program.

If Mr. DiNello’s ExLTIP award vests, he will no longer be entitled to receive "bonus" shares, as described in the amendment, but shall then become eligible to receive an annual long-term equity based award with a target level of 100 percent of his base salary in accordance with the Company’s long-term incentive program.

Unchanged by the 2015 amendment, Mr. DiNello remains entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provided Mr. DiNello the right to receive relocation assistance not to exceed $100,000 (which was paid in 2014), a monthly car allowance, company-paid supplemental life insurance and short- and long-term disability insurance.

Mr. DiNello’s employment agreement includes provisions regarding non-competition and non-solicitation. Mr. DiNello has agreed that during his employment and for a period of one year following termination, he shall not be employed by, perform any services for, or hold any ownership interest in any business or entity that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. DiNello has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who is known to be a customer of the Company.

Lee M. Smith. The Company entered into an employment agreement with Mr. Smith at the time he was hired to serve as the Chief Operating Officer of the Company. Mr. Smith’s compensation was governed by the terms of that employment agreement until it was amended on March 2, 2015, and again on October 22, 2015.

Mr. Smith’s original employment agreement provided for an annual base salary of $700,000 and a share salary of $300,000 for the initial term, all of which was subject to the Board’s annual review. In addition, after the end of each calendar year, Mr. Smith was entitled to an additional number of "bonus" shares of the Company's common stock having a fair market value of $300,000, subject to increase or decrease at the discretion of the Board. Any such restricted shares vested in accordance with the Board’s evaluation of Mr. Smith’s performance against his individual goals for the prior fiscal year, except that these restricted shares would become vested in full upon Mr. Smith’s termination from employment for any reason.

Mr. Smith’s employment agreement was first amended effective March 2, 2015. Under the amended agreement, Mr. Smith was immediately entitled to an increased annual base salary of $750,000. Mr. Smith also became eligible to receive an annual incentive award with a target level of 70 percent of his base salary based upon performance targets for the Company. Additionally, the amended agreement provided that Mr. Smith was eligible to receive an annual long-term equity-based award with a target level of 70 percent of his base salary. To that end, Mr. Smith was awarded 14,218 restricted stock units on April 6, 2015.

The annual and long-term incentive awards will be payable in accordance with the terms and conditions of the Company's annual incentive program(s) and long-term incentive programs, and award agreements evidencing long-term incentive awards. These annual and long-term incentive opportunities replaced the share salary and "bonus" shares provided for in his original agreement. All other provisions of Mr. Smith’s original employment agreement remained unchanged.

Mr. Smith’s employment agreement was amended for a second time effective October 22, 2015. The purpose of this amendment was to include the terms of the one-time long-term incentive award granted under the ExLTIP, which was awarded on October 22, 2015 subject to the terms of his award letter of that date. Under the ExLTIP Award Agreement, Mr. Smith received 264,884 restricted stock units, which will pay out if the Company achieves and sustains extraordinary market performance. The structure and the rationale for the creation of the ExLTIP is discussed above, in Compensation Discussion and Analysis - 2015 and 2016 Executive Compensation Decisions - Elements of 2015 and 2016 NEO Compensation - Executive Long-Term Incentive Program. Mr. Smith remains eligible for awards under the Company’s long-term incentive program at a target of 70 percent of his base salary.

All other provisions of Mr. Smith’s original employment agreement and amendment of March 2, 2015 remain unchanged. Mr. Smith continues to be entitled to reimbursement of all reasonable and appropriate business expenses and such fringe and other benefits and perquisites as are regularly and generally provided to other senior executives. In addition, the agreement also provides Mr. Smith the right to receive relocation assistance not to exceed $100,000 (most of which was paid prior to 2015), a monthly car allowance, company-paid supplemental life insurance (which Mr. Smith waived) and short- and long-term disability insurance.

Mr. Smith’s employment agreement includes provisions regarding non-competition and non-solicitation. Mr. Smith has agreed that during his employment and for a period of one year following termination, he shall not be employed by, perform any services for, or hold any ownership interest in any business or entity that is engaged in the Company’s lines of business, in any state where the Company is doing business. Also, during both his term of employment, and for one year following his termination for any reason, Mr. Smith has agreed not to: (1) hire, engage, or solicit to hire for employment any individuals actively employed by the Company; or (2) solicit the business of any entity within the United States who is known to be a customer of the Company.

Pension Benefit for Fiscal Year 2016

None of the NEOs have pension benefits.

Potential Payments Upon Termination or Change in Control

Our NEOs are not entitled to receive cash payments upon termination or change in control, but may be entitled to acceleration of certain equity awards pursuant to their applicable employment agreements and the terms of their award agreements.

Bonus Shares. Pursuant to Mr. DiNello's employment agreement, in the event of termination for any reason, Mr. DiNello is entitled to receive a pro-rata portion of "bonus" shares for any partial year of employment for which such shares would be awarded. He is also entitled to immediate vesting of all awarded but unvested "bonus" shares if his employment terminates for any reason. Mr. Smith is also entitled to immediate vesting of all awarded but unvested "bonus" shares, to the extent granted by the Board, in its discretion, if his employment terminates for any reason. In addition, "bonus" shares issued to Mr. DiNello under the 2006 Equity Incentive Plan will vest upon a change in control, while "bonus" shares issued to Messrs. DiNello and Smith under the 2016 Stock Plan will vest upon a change in control and a subsequent qualifying termination of employment.

ExLTIP. Awards to Messrs. DiNello and Smith under the ExLTIP may become payable in the event of a change in control, or upon death or disability (each, a "Trigger Event"). A change in control under the ExLTIP means (i) the occurrence of a “Change in Control” as defined by the 2016 Stock Plan, (ii) MatlinPatterson Global Advisors LLC or its affiliates ceasing to be the beneficial owner, either directly or indirectly, of at least thirty percent (30%) of the Stock, or (iii) a person or entity other than MP Thrift Investments L.P. or its affiliates (together, “MatlinPatterson”) becomes entitled, under an agreement to which the Company is a party, to appoint to the Board a number of directors equal to or greater than the number of directors MatlinPatterson is then entitled to appoint under an agreement to which the Company is a party. If a Trigger Event occurs after the Performance Hurdle is met, the awards will be payable in their entirety without regard to a "quality review." If a Triggering Event occurs before the Performance Hurdle is met, a portion of the awards will vest and become payable without regard to a "quality review" based on the share price of the Company’s stock at the time of the Trigger Event and the remainder will be forfeited. In addition, if Messrs. DiNello or Smith retire after reaching the age of 65 with ten years of service, and that retirement occurs after the Performance Hurdle is met, they are entitled to continued or accelerated payout under the ExLTIP. For further information about the ExLTIP, see Compensation Discussion and Analysis - 2016 and 2017 Executive Compensation Decisions - Elements of 2016 and 2017 NEO Compensation - Executive Long-Term Incentive Program.

LTIP. The vesting of the LTIP awards received by Messrs. Smith, Ciroli, Figliuolo and McGuirk would be accelerated in the event of a change in control and a subsequent qualifying termination of employment, or upon death or disability. In any of those events, all of the awardees’ time-based restricted stock units would immediately vest in full, and all performance-based restricted stock units would immediately vest at the target performance levels.

Equity awards are additionally subject to the termination and change in control benefits set forth in the 2016 Stock Plan, as applicable.

In addition, in connection with the Bank’s procurement of Bank Owned Life Insurance ("BOLI"), our NEOs who are still employed with us at the time of their death would be entitled to a death benefit of two times their base salary.

The following table summarizes the amounts our NEOs would have realized in connection with a termination or a change in control, assuming the triggering event had occurred on December 31, 2016.

Name	Unvested LTIP Shares	LTIP Dollar Value (1)	Unvested Bonus Shares	Bonus Shares Dollar Value (2)	ExLTIP Shares	ExLTIP Dollar Value (3)	Pro-rata Bonus Shares	Pro-rata Bonus Share Value (4)	Continued Health Coverage (5)	Total Dollar Value (6)
Alessandro P. DiNello
Termination	—	$—	15,432	$415,738	—	$—	22,272	$600,000	$24,438	$1,040,176
Change in Control	—	$—	15,432	$415,738	642,857	$11,545,712	22,272	$600,000	$24,438	$12,585,888
Change in Control with qualifying term	—	$—	15,432	$415,738	642,857	$11,545,712	22,272	$600,000	$24,438	$12,585,888
Lee M. Smith
Termination	—	$—	—	$—	—	$—	—	$—	$30,671	$30,671
Change in Control	31,991	$861,838	—	$—	264,884	$4,757,317	—	$—	$30,671	$5,649,826
Change in Control with qualifying term	53,985	$1,454,356	—	$—	264,884	$4,757,317	—	$—	$30,671	$6,242,344
James K. Ciroli
Termination	—	$—	—	$—	—	$—	—	$—	$—	$—
Change in Control	13,711	$369,374	—	$—	—	$—	—	$—	$—	$369,374
Change in Control with qualifying term	22,090	$595,105	—	$—	—	$—	—	$—	$—	$595,105
Stephen V. Figliuolo
Termination	—	$—	—	$—	—	$—	—	$—	$—	$—
Change in Control	11,426	$307,816	—	$—	—	$—	—	$—	$—	$307,816
Change in Control with qualifying term	19,805	$533,547	—	$—	—	$—	—	$—	$—	$533,547
Patrick M. McGuirk
Termination	—	$—	—	$—	—	$—	—	$—	$—	$—
Change in Control	3,046	$82,059	—	$—	—	$—	—	$—	$—	$82,059
Change in Control with qualifying term	8,283	$223,144	—	$—	—	$—	—	$—	$—	$223,144

(1)	Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 30, 2016 of $26.94.

(2)	Represents the value after acceleration of outstanding unvested "bonus" shares based on our closing stock price on December 30, 2016 of $26.94.

(3)
Represents the two-thirds of the RSUs which would have vested on December 30, 2016, because the stock had attained a price of greater than $26.00 at the time of the accelerating event. Assumes a stock price of $26.94 based on our closing stock price on December 30, 2016.

(4)
Represents a full year’s worth of bonus shares due on a pro-rata basis, per Mr. DiNello’s employment agreement, and based on the targeted amount of $600,000. Assumes a stock price of $26.94 based on our closing stock price on December 30, 2016.

(5)	Represents the cost of continued health coverage for a period of 18 months as detailed in Messrs. DiNello and Smith’s employment agreements.

(6)
In accordance with SEC rules, an excise calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to the NEOs in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled Certain Transactions and Business Relationships. No member of the Compensation Committee had any other relationship with us during 2016 requiring disclosure as a related party transaction. During 2016, none of our executive officers served as a member of another entity's compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

We and our subsidiaries regularly monitor transactions with our directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Ethics and Conduct that governs potential conflicts of interest; and (iii) an Audit Committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in the best interests of us and our subsidiaries.

We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.

David L. Treadwell is a member of our Board. He is also an investor in, and serves as the Chairman of the Board of Managers of Grow Michigan LLC, a $60 million public welfare loan fund. In July 2014, the Bank’s Audit Committee and Board of Directors reviewed and authorized a Community Reinvestment Act-qualified investment in Grow Michigan of up to $5 million. The Bank entered into an Operating Agreement for a maximum funding commitment of $2.5 million. During 2016, the Bank disbursed $135,916 to Grow Michigan.

In addition to the transactions listed above, certain directors and executive officers of us and our subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collection nor presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on our review of copies of such reports received by us and any written representations from certain reporting persons, we believe such persons were in compliance with Section 16(a) from January 1, 2016 through December 31, 2016.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with our independent registered public accounting firm, PricewaterhouseCoopers, LLP ("PwC"). The Audit Committee also discussed with PwC the matters required to be discussed by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board ("PCAOB").
In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC any relationships that may impact the independent registered public accounting firms' objectivity and independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Jay J. Hansen, Chairman
James A. Ovenden
David L. Treadwell
Jennifer R. Whip

Fees of Independent Registered Public Accounting Firm

The Company has engaged PwC as our independent registered public accounting firm for the years ended December 31, 2016 and 2015. The following table presents fees for professional audit services rendered by PwC for the years ended December 31, 2016 and 2015 and fees billed for other services rendered during those periods.

	PricewaterhouseCoopers
	2016	2015
Audit fees (1)	$3,040,403	$3,042,951
Audit related fees (2)	466,622	260,000
Tax fees (3)	—	57,226
All other fees (4)	2,641	353,842
Total fees paid	$3,509,666	$3,714,019

(1)
Comprised of professional services rendered in connection with the regular annual audit of our financial statements, and fees related to additional audit services provided in connection with the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the years indicated. Amounts also include fees for the audit of the Company’s internal control over financial reporting, as promulgated by Section 404 of the Sarbanes-Oxley Act.

(2)
Audit related fees are for professional services related to the comfort letter, S-4 filing and a HUD compliance audit performed. Also includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

(3)	Tax Fees include fees for tax research and tax advice.

(4)	Other service fees are for professional services related to fees for any services not included in the first three categories.

The Audit Committee has concluded that the provision of services covered under the caption "All Other Fees" is compatible with PwC maintaining its independence. None of the hours expended on PwC's engagement to audit the consolidated financial statements for the years ended December 31, 2016 and 2015, were attributable to work performed by persons other than PwC's employees.

The Audit Committee utilizes the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the "Pre-Approval Policy"), which requires the committee to pre-approve audit and other services performed by the independent registered public accounting firm and confirm that such services do not impair the independent registered public accounting firms' independence.

In 2016, all of the fees paid to our independent registered public accounting firm and the Company's previous independent registered public accounting firm were pre-approved by the Audit Committee.

A representative of PwC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The Audit Committee appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017.

Selection of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, the Board is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP. After doing so, it may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Required Vote and Board Recommendation

The selection of our independent registered public accounting firm will be ratified if a majority of the votes cast on this proposal are voted in favor of ratification.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), we request that our shareholders cast a non-binding, advisory vote to approve the compensation of our named executive officers ("NEOs") identified in the section titled Compensation Discussion and Analysis set forth above in this Proxy Statement.

Our focus is to provide a compensation program that contributes to our strong pay for performance and long-term shareholder value orientation, supports our financial and strategic goals, complies with regulatory requirements, and discourages unnecessary and excessive risk-taking that could threaten our and our shareholder's interests. As we continue to develop and execute on our corporate strategies, our objective is achieving sustainable profits and growth with superior shareholder returns over the long term. In fiscal year 2016, our NEOs made and effectively managed the execution of key business and strategic decisions that enhanced our financial and operational performance in a safe and sound manner.

Details concerning how we implement our compensation philosophy and structure our compensation programs are provided in the Compensation Discussion and Analysis section above. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and our performance. During 2016, we remained focused on aligning our NEOs' interests with those of the Company, which reflects our pay-for-performance philosophy, offering competitive total compensation opportunities and rewarding financial results that drive shareholder value, as described in detail in the Compensation Discussion and Analysis section this Proxy Statement.

In light of the foregoing, we ask that shareholders vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's NEOs, as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."

Required Vote and Board Recommendation

Approval of this resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. While this vote is advisory and therefore not binding on us, the Compensation Committee or the Board, we value the opinions of our shareholders. Accordingly, the Board will take the results of this vote under advisement and will consider our shareholders' concerns when making future decisions regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

PROPOSAL 4

AMENDMENT OF OUR SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK
FROM 70,000,000 SHARES TO 80,000,000 SHARES

Our Board has unanimously adopted a resolution approving an amendment to our Second Amended and Restated Articles of Incorporation ("Articles") to increase the number of authorized shares of our common stock from 70,000,000 shares to 80,000,000 shares. The Board unanimously determined that the proposed amendment to the Articles is in the Company’s and our shareholders’ best interests and unanimously recommends that the Company’s shareholders approve the proposed amendment.

The purpose of the proposed amendment is to provide additional shares of common stock for future issuance. We currently have 70,000,000 shares of common stock authorized for issuance. Of those 70,000,000 shares of common stock, as of the Record Date, 57,043,565 shares were issued and outstanding and 8,266,000 shares were reserved for future issuance under certain plans. Assuming the concurrent approval of Proposal 5 by the shareholders, shares will be reserved for issuance under the Employee Stock Purchase Plan, thereby increasing the dedicated shares by 800,000 and leaving us with only 7,466,435 shares of common stock available for future issuance.

If the proposed amendment is approved, we would have total authorized capital stock of 105,000,000 shares, including 80,000,000 shares of common stock and 25,000,000 shares of serial preferred stock.

Reasons for Proposal 4

The Board believes that it is advisable to have additional authorized shares of common stock available for future issuance. This would permit the Board to authorize issuance of common stock without delay and provide the Company with flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate transactions.  The additional common stock availability would enable the Company to respond to market conditions and favorable acquisition or other opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated common stock issuance, where such issuance would require stockholder approval under NYSE rules. The delay and expense of seeking shareholder approval at the time of issuance could deprive the Company and its shareholders of the ability to effectively benefit from these opportunities as they may arise from time to time. The Board believes that being able to promptly and efficiently react to these opportunities puts the Board and management in a position to take actions that serve the best interests of the Company and its shareholders. In addition, the additional authorized shares of common stock would also be available for corporate purposes, such as possible future stock splits, stock dividends and equity incentive plans.

All of the additional authorized shares of common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently issued and outstanding. Shareholders have no preemptive rights to acquire shares of common stock issued by the Company under its Articles and shareholders would not acquire preemptive rights with respect to the additional authorized shares of common stock under the proposed amendment.

The issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing common shareholders. The issuance of additional shares of common stock, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

If the proposed amendment is adopted, the newly authorized shares of common stock would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by the Company, except where shareholder approval is required under New York Stock Exchange rules.

The Company has no present plans or proposals to issue the additional shares of common stock that would be authorized by the proposed amendment.

If the shareholders approve Proposal 4, we will promptly file a Certificate of Amendment to our Articles to amend the first sentence of Article III, as follows:

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 105,000,000, of which 80,000,000 are to be shares of common stock, $0.01 par value per share, and of which 25,000,000 are to be shares of serial preferred stock, $0.01 par value per share.

Except for this first sentence, all of the remaining provisions in Article III of our Articles would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as the Board determines to be necessary or advisable to accomplish the increase in authorized shares of common stock.

Proposal 4 will be approved if a majority of the outstanding shares of common stock entitled to vote are voted in favor of the proposal.

MP Thrift owns approximately 62.4 percent of our common stock as of the record date and has the power to control our affairs and operations. MP Thrift has indicated that it intends to vote in favor of the Proposal 4, thereby assuring approval of the proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE THE INCREASE IN AUTHORIZED SHARES OF OUR COMMON STOCK.

PROPOSAL 5

APPROVAL OF FLAGSTAR BANCORP, INC.
EMPLOYEE STOCK PURCHASE PLAN

The Company is requesting that its shareholders approve the Flagstar Bancorp, Inc. Employee Stock Purchase Plan (the "Plan"), which the Board has adopted and approved, subject to shareholder approval. The following summarizes the principal features of the Plan. This summary is not complete and it is qualified in its entirety by reference to the full text of the Plan, attached as Annex A to this Proxy Statement.

Purpose of the Plan

The purpose of the Plan is to encourage and enable ownership of the Company's common stock by employees and thereby align the interests of employees with those of the Company’s shareholders. The board believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability, as shareholders, to participate in the Company's growth and earnings.

Eligible Employees

All active common law employees of the Company or its subsidiaries (including the Bank) are eligible to participate in the Plan, except those who have been employed by the Company or subsidiary for less than 60 days, or such shorter period as the Compensation Committee may determine in its sole discretion from time to time. An employee’s eligibility will be determined as of the first day of the election period for each option period.

Shares Available

Subject to customary anti-dilution adjustments, 800,000 shares of the Company’s common stock are authorized for issuance for purchase under the Plan. The shares subject to the Plan include shares currently authorized but unissued and shares repurchased by the Company in the open market or in private transactions.

Participation in Plan

There will initially be four consecutive option periods of three months each under the Plan in each year, beginning on January 1, April 1, July 1, and October 1. The Compensation Committee may establish longer option periods of up to 27 months. An eligible employee may become a participant in the Plan for the next option period by delivering an election form to the Company prior to the beginning of such option period. Once an option period is ended, a participant will be automatically enrolled in the next option period unless the participant elects to withdraw from the Plan, as described below.

The election form will authorize the Company to make regular payroll deductions from the employee's compensation to be used for the purchase of stock pursuant to the Plan. The employee may authorize deductions of not less than 1 percent and not more than 10 percent of the employee’s compensation for each pay period. A participant may increase or decrease the participant’s elected deductions by delivering a new election form to the Company, and such modification will take effect as of the beginning of the next option period. The purchase price of each share purchased under the Plan will be at least 85 percent of the lesser of the market value of the shares of Company common stock on the share purchase date or the market value on the first business day of the option period, or such greater price as the Compensation Committee may determine in its sole discretion.

Limitations on Participation

A participant may not purchase more than $25,000 of market value of stock under the Plan in any one calendar year, and in no event in an amount that exceeds that permitted by the Internal Revenue Code. Unless the Compensation Committee sets a different maximum number, the maximum number of shares that may be purchased by a participant under the Plan in each option period is 25,000 shares. In addition, no participant is permitted to purchase stock under the Plan if the participant, immediately after purchasing stock, would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company.

Termination of Participation

A participant may elect at any time to withdraw from participation in the Plan and withdraw the balance accumulated in his or her payroll deduction account upon proper notice to the Company. A participant who withdraws from the Plan will not be permitted to again participate in the Plan during the option period in which the withdrawal occurred.

Generally, if a participant retires, dies, terminates employment, becomes disabled or takes a leave of absence that meets certain requirements (where disability or leave of absence has continued for at least three months or leave is without pay or income replacement benefits), or is otherwise no longer eligible to participate in the Plan, no further payroll deductions will be made for that participant, and the balance in the participant's payroll deduction account would be paid to the participant or, in the event of the participant's death, his or her estate or beneficiaries.

Administration of the Plan

The Plan will be administered by the Compensation Committee or any other committee that the Board may designate. The Compensation Committee may delegate certain administrative functions to a designated broker, outside vendor, or other designated individuals.

Amendment and Termination of the Plan

The Compensation Committee or the Board may amend the Plan at any time, provided that no amendments that would cause the Plan to fail to meet the requirements of Section 423 of the Internal Revenue Code (the "Code") or that would require shareholder approval pursuant to the Internal Revenue Code shall become effective until approved by the shareholders. The Board may also terminate the Plan at any time.

Certain Federal Income Tax Consequences

The following is a summary of the general income tax consequences of participation in the Plan. This summary is based solely on U.S. federal income tax laws and regulations in effect on the date of this Proxy Statement. This summary below does not purport to be complete, does not constitute legal or tax advice, and does not describe any municipal, state or foreign income tax consequences of participation in the Plan, federal employment taxes or any tax consequences of a participant’s death.

The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Accordingly, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of.

If the shares are sold or otherwise disposed of within two years of after the first day of the applicable option period or within one year of the purchase date of the shares, then the participant will recognize ordinary income in the year of the sale or disposition equal to the amount by which the market value of the Company’s common stock on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax reduction for such year equal to such excess. The participant will also recognize a capital gain to the extent the amount realized upon sale or disposition of the shares exceeds the sum of the aggregate purchase price for the shares and the ordinary income recognized in connection with the acquisition.

If the shares are sold more than two years after the first day of the applicable option period and more than one year after the purchase date of the shares, then the participant will recognize ordinary income in the year of the sale or disposition equal to the lesser of (1) the amount by which the fair market value of the Company’s common stock at the time of such sale or disposition exceeds the purchase price paid for the shares, and (2) the amount by which the fair market value of the Company’s common stock on the first day of the applicable option period exceeds the purchase price on such date. Any additional gain upon the sale or disposition will be taxed as a long-term capital gain, and the Company will not be entitled to an income tax deduction with respect to such disposition.

Effective Date of the Plan

If approved by the shareholders, the Plan will become effective July 1, 2017 and will remain effective until terminated by the Board.

THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF FLAGSTAR BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC's telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC's website, www.sec.gov.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Shareholders who intend to present a proposal for action at the 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting") and would like a copy of the proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Drive, Troy, Michigan, 48098. Any such proposal must be received by us not later than December 12, 2017. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Rule 14a-8 under the Exchange Act.

Under the Articles, if a shareholder intends to nominate a director nominee for election at the 2018 Annual Meeting, or to submit a proposal at such meeting other than pursuant to SEC Rule 14a-8, such shareholder must provide written notice of such nomination or proposal to our Secretary not fewer than 30 days nor more than 60 days prior to the date of the 2018 Annual Meeting. However, if public announcement of the date of the 2018 Annual Meeting is given fewer than 40 days before the date of that meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the 2018 Annual Meeting is made available to shareholders. Such written notice must otherwise comply with the requirements of the Articles.

Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2018 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles can be obtained by written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098.

INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board is not aware of any other business to be presented for action by the shareholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, will be furnished without charge to persons who were shareholders as of the Record Date upon written request to Flagstar Bancorp, Inc., Attention: Investor Relations, 5151 Corporate Drive, Troy, Michigan, 48098. Additionally, our Annual Report on Form 10-K and all other reports that we file with the SEC are available on our website under the investor relations section at www.flagstar.com.

ANNEX A

FLAGSTAR BANCORP, INC.
EMPLOYEE STOCK PURCHASE PLAN

SECTION 1
PURPOSE OF PLAN

The purpose of the Flagstar Bancorp, Inc. Employee Stock Purchase Plan is to encourage Employees of the Company and the Company's Subsidiaries to promote the best interests of the Company and to align the interests of Employees with the Company's shareholders by permitting Eligible Employees to purchase shares of the Company's Common Stock. The purchase of Common Stock under the Plan is intended to qualify as the exercise of an option granted under, and the Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

SECTION 2
DEFINITIONS

The following words have the following meanings unless a different meaning is plainly required by the context:

2.1     "Board" means the Board of Directors of the Company.

2.2     "Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section(s) of the Code.

2.3     "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan.

2.4     "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

2.5     "Company" means Flagstar Bancorp, Inc., a Michigan corporation, and its successors and assigns.

2.6     "Compensation" means “Compensation”, as defined in the Flagstar Bank 401(k) Plan for elective deferral purposes without regard to IRS qualified plan limits (as further described in Attachment A and modified from time to time under the Flagstar Bank 401(k) Plan), paid to an Eligible Employee while a Participant in this Plan.

2.7     "Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

2.8     "Cut-Off Date" means the date on which the Company determines the amount of funds in each Participant's Share Purchase Account, which funds shall be used to purchase shares of Common Stock on the next succeeding Share Purchase Date pursuant to the Plan. Unless otherwise determined by the Committee, the Cut-Off Date shall be the date prior to the end of each Option Period during the term of the Plan that has been designated by the Company in writing as the Cut- Off Date before the Option Period commences or, if such day is not a business day, the next succeeding business day.

2.9     "Designated Broker" means the financial services firm or other agent as may be designated by the Company to maintain Investment Sharebuilder Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

2.10     "Election Form" means a notice (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee's behalf under the Plan.

2.11     Subject to Section 5 below, "Eligible Employees" means all present and future active Employees of the Company or any Subsidiary, except Employees who have been employed by the Company or a Subsidiary for less than 60 days, or such shorter period as the Committee may determine in its sole discretion from time to time for an Option Period. If the Committee exercises its discretion set forth above for an offering, the exclusion shall be applied identically to Employees.

The status of an individual as an Eligible Employee for an Offering Period shall be determined as of the first day of the enrollment period designated for the Offering Period.

2.12     "Employee" means an employee of the Company or any Subsidiary. For purposes of the Plan, the employment relationship shall be treated as active while the individual is on a leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.13     "Investment Sharebuilder Account" means the book-entry account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.14     "Market Value" means, as of any date, the value of the shares of Common Stock determined as follows: (a) if the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange, the Market Value shall be the closing price of a share (or if no sales were reported on such date, the closing price on the next date immediately preceding such date on which sales are reported) as reported on such exchange or system on the most recent Cut-Off Date prior to such Share Purchase Date or other applicable date, or (b) in the absence of an established market for the shares, the Market Value shall be determined in a manner determined by the Committee and such determination shall be conclusive and binding on all persons.

2.15     "Option Period" means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter, or such other period as the Committee may determine in its sole discretion from time to time for an Option Period (subject to a maximum Option Period of twenty-seven months).

2.16     "Participant" means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.17     "Plan" means the Flagstar Bancorp, Inc. Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.18     "Purchase Price" means the purchase price for a share of Common Stock to be paid by a Participant on a Share Purchase Date, as determined under Section 8.1 below.

2.19     "Share Purchase Account" means the book-entry account established for administrative recordkeeping on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.20     "Share Purchase Date" means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Share Purchase Date shall be the last business day of each Option Period during the term of the Plan.

2.21     "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, now or in the future. The determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

SECTION 3
ADMINISTRATION

3.1     General. The Committee shall administer the Plan. The Committee may delegate recordkeeping, calculation, payment and other ministerial or administrative functions to a Designated Broker, outside vendor or designated individuals who may be employees of the Company or any Subsidiary. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations and procedures relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. All expenses of administering the Plan shall be borne by the Company.

3.2     Indemnification of Committee Members. Neither any member or former member of the Committee, nor any Employee to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
STOCK SUBJECT TO THE PLAN

4.1     Number of Shares of Common Stock. There shall be reserved for issuance and purchase by Participants under the Plan a total of 800,000 shares of Common Stock, subject to adjustment as provided in Section 4.2. Shares of Common Stock available under the Plan shall be authorized and unissued shares or shares repurchased by the Company on the open market or otherwise.

4.2     Adjustments. In the event of a stock dividend, stock split, reverse stock split, recapitalization, merger, reorganization, consolidation, split-up, spin-off, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustments shall be made as determined by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as determined by the Committee or the Board to give proper effect to such change.

SECTION 5
ELIGIBILITY

Participation in the Plan shall be open only to Eligible Employees. No option rights may be granted under the Plan to any person who is not an Eligible Employee. No Eligible Employee shall be granted option rights under the Plan if such Employee, immediately after receiving the grant of such option rights under the Plan, would own (as determined pursuant to Sections 423(b)(3) and 424(d) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

SECTION 6
PARTICIPATION AND WITHDRAWAL

6.1     Election to Participate; Changes to Election.

(a)
Election to Participate. Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any individual who is an Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Such Eligible Employee shall become a Participant as of the first day of the next Option Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least seven business days prior to the beginning of that Option Period. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant's periodic Compensation during the time he or she is a Participant and will allow the Participant to elect to apply any cash dividends paid on shares acquired by the Participant under the Plan. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

(b)
Changes to Election. Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue for future Option Periods until the Participant's participation terminates, the Election Form is modified or the Plan is terminated; provided, however, that payroll deductions for a Participant shall cease during any Option Period that the Participant (a) is on a leave of absence approved by the Company or a Participating Subsidiary without compensation or income replacement benefits sufficient to continue taking payroll deductions, or (b) requests and receives a hardship withdrawal requiring a six-month suspension under the Company’s 401(k) plan. A participant who requests and receives a hardship withdrawal shall be treated as electing not to contribute to this Plan until the six-month suspension has ended. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) or resume payroll deductions by delivering a new Election Form to the Company no later than the date designated by the Company in writing as the deadline to make payroll deduction changes for the next Option Period. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant's payroll beginning with the first pay date to occur during the next Option Period. A Participant may not increase or decrease his or her payroll deductions during any Option Period.

6.2     Withdrawal. A Participant may elect at any time before a Share Purchase Date to withdraw from participation in the Plan by written notice delivered to the Company no later than the date designated by the Company in writing as the withdrawal deadline s, or by such other time as the Committee may from time to time determine. A Participant who ceases to be an Eligible Employee will automatically cease to be a Participant. Upon withdrawal from the Plan either voluntarily by a Participant or due to the Participant no longer being an Eligible Employee, (a) the Participant shall cease to be a Participant, (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions that occur on or after fifteen business days after his or her withdrawal notice is delivered to the Company or the date the Participant ceases to be an Eligible Employee, and (c) the amount in his or her Share Purchase Account, as well as any payroll deductions made after such withdrawal notice is provided, shall be returned to him or her. An Eligible Employee who has voluntarily withdrawn from the Plan shall not be eligible for reinstatement as a Participant during the Option Period in which such withdrawal occurs.

SECTION 7
PAYROLL DEDUCTIONS; DIVIDEND REINVESTMENT

7.1     Share Purchase Account. The Company will maintain a Share Purchase Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Option Period with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant's Share Purchase Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant's Share Purchase Account, unless the Committee otherwise consents in writing. No Participant shall be entitled to any interest on amounts held in his or her Share Purchase Account.

7.2     Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than 1% nor more than 10% of Compensation for each pay period, or such other amounts as the Committee may determine in its sole discretion from time to time. Any such limit established by the Committee shall comply with the requirements of Section 423 of the Code.

7.3     Dividend Reinvestment. A Participant may elect in the Participant’s Election Form that any cash dividends paid on shares of Common Stock issued under the Plan will be paid and credited to the Participant’s Investment Sharebuilder Account. Payments of any cash dividends shall begin with the first cash dividend declared and paid on or after a Participant has acquired shares under the Plan.

SECTION 8
PURCHASE OF COMMON STOCK; INVESTMENT SHAREBUILDER ACCOUNTS

8.1     Purchase Price. The Purchase Price for each share of Common Stock purchased on a Share Purchase Date shall be such price that the Committee may determine in its sole discretion from time to time that is at least the lesser of (a) eighty-five percent (85%) of the Market Value of the Common Stock on the first business day of the Option Period or (b) eighty-five percent (85%) of the Market Value of the Common Stock on the Share Purchase Date.

8.2     Method of Purchase and Investment Sharebuilder Accounts.

(a)
Purchase. Except as otherwise provided herein, each Participant having funds in his or her Share Purchase Account on a Cut-Off Date shall be, without any further action, granted an option on the next succeeding Share Purchase Date to purchase the number of whole shares of Common Stock which the funds in his or her Share Purchase Account on such Cut-Off Date could purchase on such Share Purchase Date, and each such Participant shall, without any further action, be deemed to have exercised such option on such Share Purchase Date. Fractional shares may be acquired under the Plan. If there is an offering for a particular Option Period where fractional shares may not be acquired, any amount of cash remaining in the Participant’s Share Purchase Account after the purchase of whole shares shall continue to be held in the Participant’s Share Purchase Account for the immediately following Option Period.

Options that are not exercised automatically shall expire immediately and in no event shall any option be exercisable beyond the periods specified in Section 423(b)(7) of the Code. If the number of available shares on a Share Purchase Date is not sufficient to exhaust all Share Purchase Accounts, the available shares shall be allocated in proportion to the funds available in each Share Purchase Account and the Plan shall terminate.

(b)
Investment Sharebuilder Account. All shares purchased under the Plan shall be recorded and held in book entry form only and maintained in Investment Sharebuilder Accounts for Participants under the terms of the Plan. Any cash dividends paid with respect to the shares in a Participant's Investment Sharebuilder Account may, if elected by a Participant in his or her Election Form, be applied to the Participant's Share Purchase Account for the purchase of shares of Common Stock pursuant to the terms of the Plan, and shares so purchased shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account. Any stock dividends paid with respect to the shares in a Participant's Investment Sharebuilder Account shall be added to the shares held for a Participant in his or her Investment Sharebuilder Account.

8.3     Limitations on Common Stock to be Purchased.

(a)
Value. A Participant shall not have and may not exercise any option that would permit the Participant's rights to purchase Common Stock under the Plan to accrue at a rate that exceeds Twenty- Five Thousand Dollars ($25,000) of Market Value of Common Stock (determined at the time of the grant of the option) in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

(b)
Maximum Shares. Unless the Committee sets a different maximum number, or formula for determining the maximum number, of shares of Common Stock that may be purchased before an Option Period, the maximum number that may be purchased by an Eligible Employee for the Option Period shall not exceed Twenty-Five Thousand (25,000) shares of Common Stock.

8.4     Title of Accounts. Each Investment Sharebuilder Account may be in the name of the Participant. In addition, the Committee may permit or require that Investment Shareholder Accounts be established in the name of the Participant with a Designated Broker. With the Committee's consent, a Participant may be permitted to transfer the Common Stock held in the Investment Sharebuilder Account to a revocable trust for the benefit of the Participant.

8.5     Rights as a Shareholder. Except to the extent the Committee in its discretion determines otherwise, Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to Section 8.2(b). Participants will be notified as to the amount and status of their Share Purchase Accounts and Investment Sharebuilder Accounts at the time and in the manner determined by the Committee, but in no event no less than quarterly.

8.6     Transfer of Shares. A Participant may not sell or transfer any shares purchased pursuant to the Plan unless the shares are registered under all applicable federal and state securities laws, or exemptions from such registration requirements are available. In addition, the Committee may impose restrictions on any shares purchased pursuant to the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws. The Company may place a “stop transfer” order against shares of Common Stock issued under the Plan until full compliance will all requirements of applicable law.

SECTION 9
RIGHTS ON TERMINATION OF EMPLOYMENT

If a Participant terminates employment for any reason, including death, disability or retirement, during an Option Period, no further contributions on behalf of the terminated Participant shall be made and the amount in the Participant’s Share Purchase Account, as well as any payroll deductions made after termination of employment, shall be returned to him or her.

SECTION 10
GENERAL PROVISIONS

10.1     Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

10.2     Amendment of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect; provided, however, the Plan may not, without approval of the Company's shareholders, be amended in any way that will cause the Plan to fail to meet the requirements of Section 423 of the Code. Any amendments to the Plan required under the Code to be approved by the Company's shareholders shall not become effective unless and until such shareholder approval is obtained in accordance with the requirements of the Code.

10.3     Termination of the Plan. The Plan and all rights of Eligible Employees or Participants hereunder shall terminate at the earliest of (a) when all shares of Common Stock reserved under the Plan have been purchased or (b) at any time, at the discretion of the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in a Participant's Share Purchase Account shall be returned to such Participant and the Participant’s Investment Sharebuilder Account will continue to be maintained for the Participant.

10.4     Governing Law; Compliance with Law. The Plan shall be construed in accordance with the laws of the State of Michigan and applicable federal law. The Company's obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as the Company determines to be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines may be required to withhold or pay in connection with a Participant's participation in the Plan.

10.5     Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

10.6     Effective Dates. The first Option Period under the Plan shall commence on July 1, 2017 and end on September 30, 2017, unless the Committee determines that the first Option Period should be later.

10.7     Shareholder Approval. The Plan is subject to approval of the Company's shareholders within 12 months from the date of adoption of the Plan by the Company's Board. If such approval is not obtained, the Plan shall terminate. Upon such a termination, the value of any discount in Purchase Price to the Market Value of shares of Common Stock previously purchased under the Plan may be taxable as ordinary income.

10.8     Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

10.9     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10     Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Option Period then in progress will be shortened by setting a new Share Purchase Date on which the Option Period will end. The new Share Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Share Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Share Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from participation in the Plan in accordance with Section 6.1.

10.11     Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Option Period with respect to which the option relates will be shortened by setting a new Share Purchase Date on which the Option Period will end. The new Share Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Share Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from participation in the Plan in accordance with Section 6.1.

ATTACHMENT A

Compensation under the Flagstar Bank 401(k) Plan for elective deferral purposes means an Employee’s taxable compensation for a Plan Year reportable by the Employer on the Employee’s Form W-2, excluding reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, any payments made for performing Qualified Military Service in lieu of wages the individual would have received from the Employer if the individual were performing service for the Employer, unused leave, welfare benefits, salary reduction contributions made to an Employer-sponsored cafeteria, qualified transportation fringe, simplified employee pension, 401(k), 457(b) or 403(b) plan, the taxable value of any restricted stock or any qualified or nonqualified stock options, gift cards, all compensation paid after the pay period in which your termination of employment occurs, wellness incentives, share salaries, excess group term life insurance, employment referral bonuses, and designated compensation paid only to Highly Compensated Employees.

This definition shall be modified to the extent modified under the terms of the Flagstar Bank 401(k) Plan.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DRIVE
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF SHAREHOLDERS
May 23, 2017

The undersigned hereby constitutes and appoints Christine M. Reid and Jan M. Klym, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Flagstar Bancorp, Inc. (the "Company") to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Drive, Troy, Michigan, 48098, on May 23, 2017, at 8:30 a.m., Eastern Time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. WHERE A CHOICE IS NOT SPECIFIED, YOUR SHARES WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3, 4 AND 5, AND IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

The Board of Directors recommends you vote "FOR" the following Director nominees and "FOR" the following proposals.

(1)	The election of directors: Alessandro P. DiNello, Jay J. Hansen, John D. Lewis, David J. Matlin, Bruce E. Nyberg, James A. Ovenden, Peter Schoels, David L. Treadwell and Jennifer R. Whip.

	For	Against	Abstain
Alessandro P. DiNello	☐	☐	☐
Jay J. Hansen	☐	☐	☐
John D. Lewis	☐	☐	☐
David J. Matlin	☐	☐	☐
Bruce E. Nyberg	☐	☐	☐
James A. Ovenden	☐	☐	☐
Peter Schoels	☐	☐	☐
David L. Treadwell	☐	☐	☐
Jennifer R. Whip	☐	☐	☐

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.

☐ For	☐ Against	☐ Abstain

(3)	To adopt an advisory (non-binding) resolution to approve named executive officer compensation.

☐ For	☐ Against	☐ Abstain

(4)	To approve an amendment to the Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock.

☐ For	☐ Against	☐ Abstain

(5)	To approve the Flagstar Bancorp, Inc. Employee Stock Purchase Plan.

☐ For	☐ Against	☐ Abstain

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2016, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

Important notice regarding the availability of proxy materials for the annual shareholder meeting to be held on May 23, 2017.

The Notice of Annual Meeting of Shareholders and the Proxy Statement relating to the Annual Meeting of Shareholders, as well as the 2016 Annual Report on Form 10-K, are available at flagstar.com/proxy. This proxy will not be used if you attend the Annual Meeting and choose to vote in person.